AGREEMENT AND PLAN OF MERGER

                                      among

                         PROVIDENT FINANCIAL GROUP, INC.
                              an Ohio corporation,

                               THE PROVIDENT BANK
                          an Ohio banking corporation,


                        FIDELITY FINANCIAL OF OHIO, INC.
                              an Ohio corporation,

                        FIDELITY ACQUISITION CORPORATION
                               an Ohio corporation

                                       and

                                CENTENNIAL BANK,
                              an Ohio savings bank


                              Dated August 16, 1999






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                                TABLE OF CONTENTS



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ARTICLE 1                  TERMS OF MERGERS AND CLOSING.......................................................2
         Section 1.1       Definitions. ......................................................................2
         Section 1.2       Merger Transactions. ..............................................................5
         Section 1.3       Merging ...........................................................................5
         Section 1.4       Surviving Corporations.............................................................5
         Section 1.5       Effect of Mergers..................................................................6
         Section 1.6       Conversion of Stock................................................................6
         Section 1.7       Share Adjustments..................................................................8
         Section 1.8       Closing.  .........................................................................8
         Section 1.9       Exchange Procedures; Surrender of Certificates.....................................8
         Section 1.10      Closing Date and Effective Time....................................................9
         Section 1.11      Closing Deliveries.................................................................10
         Section 1.12      Dissenter's Rights.................................................................12





ARTICLE 2                  REPRESENTATIONS AND WARRANTIES OF FIDELITY.........................................12
         Section 2.1       Organization and Capital Stock.....................................................13
         Section 2.2       Authorization......................................................................15
         Section 2.3       Subsidiaries.......................................................................16
         Section 2.4       No Defaults........................................................................16
         Section 2.5       Financial Information..............................................................16
         Section 2.6       Absence of Changes.................................................................17
         Section 2.7       Litigation and Related Matters.....................................................17
         Section 2.8       Regulatory Matters.................................................................17
         Section 2.9       Reports............................................................................18
         Section 2.10      Non-Banking Activities of Fidelity and Subsidiaries................................18
         Section 2.11      Fiduciary Responsibilities.........................................................18
         Section 2.12      Fair Lending; Community Reinvestment Act...........................................19
         Section 2.13      Employment Agreements..............................................................19
         Section 2.14      Employee Matters and ERISA.........................................................19
         Section 2.15      Title to Properties; Insurance.....................................................21
         Section 2.16      Intellectual Property Rights.......................................................21
         Section 2.17      Environmental Matters..............................................................22
         Section 2.18      Year 2000 Compliance...............................................................23
         Section 2.19      Certain Operational Matters........................................................23

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         Section 2.20      Material Contracts and Agreements..................................................24
         Section 2.21      Interest Rate Risk Management Instruments..........................................24
         Section 2.22      State Takeover Laws................................................................24
         Section 2.23      Tax Matters........................................................................25
         Section 2.24      Brokerage..........................................................................25
         Section 2.25      Compliance with Law................................................................26
         Section 2.26      No Undisclosed Liabilities.........................................................26
         Section 2.27      Pooling............................................................................26
         Section 2.28      Statements True and Correct........................................................26





ARTICLE 3                  REPRESENTATIONS AND WARRANTIES OF PFGI AND PROVIDENT BANK..........................26
         Section 3.1       Organization and Capital Stock.....................................................26
         Section 3.2       Authorization......................................................................27
         Section 3.3       Subsidiaries.......................................................................28
         Section 3.4       No Defaults........................................................................28
         Section 3.5       Financial Information..............................................................28
         Section 3.6       Absence of Changes.................................................................28
         Section 3.7       Litigation and Related Matters.....................................................29
         Section 3.8       Regulatory Matters.................................................................29
         Section 3.9       Reports............................................................................29
         Section 3.10      Tax Matters........................................................................29
         Section 3.11      Brokerage..........................................................................29
         Section 3.12      Compliance With Law................................................................29
         Section 3.13      No Undisclosed Liabilities.........................................................30
         Section 3.14      Statements True and Correct........................................................30
         Section 3.15      Year 2000 Compliance...............................................................30
         Section 3.16      Interested Shareholder Provision...................................................31
         Section 3.17      Accounting Changes.................................................................31





ARTICLE 4                  AGREEMENTS OF FIDELITY AND ITS SUBSIDIARIES .......................................31
         Section 4.1       Business in Ordinary Course........................................................31
         Section 4.2       Breaches...........................................................................34
         Section 4.3       Submission to Management and Shareholders..........................................35
         Section 4.4       Consents to Contracts and Leases...................................................35
         Section 4.5       Consummation of Agreement..........................................................35
         Section 4.6       Employee Benefit Plans.............................................................36


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         Section 4.7       Access to Information..............................................................38
         Section 4.8       Plan of Merger.....................................................................38
         Section 4.9       Cooperation........................................................................39





ARTICLE 5                  AGREEMENTS OF PFGI AND PROVIDENT BANK..............................................39
         Section 5.1       Regulatory Approvals; Other Agreements.............................................39
         Section 5.2       Breaches...........................................................................40
         Section 5.3       Consummation of Agreement..........................................................40
         Section 5.4       Employee Benefits..................................................................40
         Section 5.5       Advisory Board.....................................................................41
         Section 5.6       Director and Officer Matters.......................................................42
         Section 5.7       Access to Information..............................................................42
         Section 5.8       Employment Agreements..............................................................43





ARTICLE 6                  CONDITIONS PRECEDENT TO MERGER.....................................................43
         Section 6.1       Conditions to Obligations of PFGI and Provident Bank...............................43
         Section 6.2       Conditions to Obligations of Fidelity and its Subsidiaries.........................46





ARTICLE 7                  TERMINATION OR ABANDONMENT.........................................................48
         Section 7.1       Mutual Agreement...................................................................48
         Section 7.2       Breach of Agreements...............................................................48
         Section 7.3       Failure of Conditions..............................................................48
         Section 7.4       Regulatory Approval Denial; Burdensome Condition...................................48
         Section 7.5       Shareholder Approval Denial; Withdrawal/Modification of Board Recommendation.......49
         Section 7.6       Regulatory Enforcement Matters.....................................................49
         Section 7.7       Outside Closing Date...............................................................49
         Section 7.8       Termination for Materially Improved Offer..........................................49
         Section 7.9       Upset Provision....................................................................50
         Section 7.10      Effect of Termination..............................................................51
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
ARTICLE 8                  GENERAL............................................................................51
         Section 8.1       Disclosure Schedule................................................................51
         Section 8.2       Confidential Information...........................................................52
         Section 8.3       Publicity..........................................................................52
         Section 8.4       Return of Documents................................................................52
         Section 8.5       Notices............................................................................52
         Section 8.6       Liabilities and Expenses...........................................................53
         Section 8.7       Survival of Representations and Warranties.........................................54
         Section 8.8       Entire Agreement...................................................................54
         Section 8.9       Headings and Captions..............................................................54
         Section 8.10      Waiver, Amendment or Modification..................................................55
         Section 8.11      Rules of Construction..............................................................55
         Section 8.12      Counterparts. .....................................................................55
         Section 8.13      Successors and Assigns.............................................................55
         Section 8.14      Severability.......................................................................55
         Section 8.15      Governing Law; Assignment. ........................................................56
         Section 8.16      Enforcement of Agreement...........................................................56
         Section 8.17      Objections under Antitrust Laws....................................................56
         Section 8.18      Current Information................................................................56
         Section 8.19      Integration of Operations..........................................................56
         Section 8.20      Option Agreement...................................................................57

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                                    EXHIBITS

Exhibits have been omitted.







                                    SCHEDULES

Disclosure Schedule has been omitted.

                              INDEX TO DEFINITIONS


Aggregate Merger Consideration ............................................    2
Agreement .................................................................    1
Allocated Shares ..........................................................   36
AMEX ......................................................................    2
BHCA ......................................................................   16
Burdensome Condition ......................................................   44
Centennial ................................................................    1
Centennial Common Shares ..................................................    2
Centennial ESOP ...........................................................   36
Certificates ..............................................................    7
Closing ...................................................................    8
Closing Date ..............................................................    9
Code ......................................................................    1
Common Exchange Value .....................................................    2
Competing Transaction .....................................................    2
Continued Employee ........................................................   41
Contract ..................................................................    2
CRA .......................................................................   19
CSLSC .....................................................................    2
Disclosure Schedule .......................................................   51
Disqualified Individual ...................................................   25
Effective Termination Date ................................................   50
Effective Time ............................................................   10
Environmental Laws ........................................................   22
ERISA .....................................................................   19
Exchange Act ..............................................................   16
Exchange Agent ............................................................    8
FDIC ......................................................................    2
Federal Reserve Board .....................................................   16
Fidelity ..................................................................    1
Fidelity Acquisition ......................................................    1
Fidelity Common Shares ....................................................    2
Fidelity Employee Plans ...................................................   19
Fidelity Financial Statements .............................................   17
Final Index Price .........................................................    3
Final PFGI Price ..........................................................    3
Forfeited Shares ..........................................................   36
Holding Company Merger ....................................................    1
HSR Act ...................................................................   16
Index Companies ...........................................................    3
Index Ratio ...............................................................   50
Initial Exchange Value ....................................................    3
Initial Index Price .......................................................    3
Injunction ................................................................   43

IRS .......................................................................    3
Material Adverse Effect ...................................................    3
Material Contracts ........................................................   24
Maximum Exchange Value ....................................................    3
Merger Consideration ......................................................    3
Merger Letter of Transmittal ..............................................    9
Mergers ...................................................................    3
Minimum Exchange Value ....................................................    4
NASDAQ ....................................................................    4
NYSE ......................................................................    4
OGCL ......................................................................    5
Option Exchange Ratio .....................................................    7
OTS .......................................................................    4
Outstanding Centennial Shares .............................................    4
Outstanding Fidelity Shares ...............................................    4
Per Share Consideration ...................................................    4
Person ....................................................................    4
PFGI ......................................................................    1
PFGI Common Shares ........................................................    4
PFGI Employee Plans .......................................................   41
PFGI Financial Statements .................................................   28
PFGI Ratio ................................................................   50
Pledged PFGI Shares .......................................................   36
Pledged Shares ............................................................   36
Pre-Closing Financial Statements ..........................................   45
Provident Bank ............................................................    1
Registration Statement ....................................................    4
Regulatory Agency .........................................................    4
Regulatory Agreement ......................................................   18
Required Regulatory Actions ...............................................   16
SEC .......................................................................    5
Securities Act ............................................................    5
SGFSC .....................................................................    5
Share Adjustment ..........................................................    8
Shareholders' Meeting .....................................................   35
Stock Option Agreement ....................................................    5
Subsidiaries ..............................................................    5
Subsidiary Merger .........................................................    1
Tax Return ................................................................    5
Taxes .....................................................................    5
Year 2000 Compliant .......................................................   23

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of August 16, 1999, among PROVIDENT FINANCIAL GROUP, INC., an Ohio corporation ("PFGI"), THE PROVIDENT BANK, an Ohio banking corporation ("Provident Bank"), FIDELITY FINANCIAL OF OHIO, INC., an Ohio corporation ("Fidelity"), FIDELITY ACQUISITION CORPORATION, an Ohio corporation ("Fidelity Acquisition") and CENTENNIAL BANK, an Ohio savings bank ("Centennial").

                                    RECITALS

         A. The respective Boards of Directors of PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein in which Centennial shall, subject to the terms and conditions set forth herein, merge with and into Provident Bank, a subsidiary of PFGI (the "Subsidiary Merger") and Fidelity shall, subject to the terms and conditions set forth herein, merge with and into PFGI (the "Holding Company Merger").

         B. The respective Boards of Directors of PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial have each determined that the Mergers and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals and in the best interests of the shareholders of the respective companies.

         D. For federal income tax purposes, it is intended that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, shareholders of Fidelity will receive certain federal income tax-deferral benefits with respect to shares of PFGI received in the Holding Company Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

         E. For accounting purposes, it is intended that the Mergers shall be accounted for under the pooling of interests method of accounting.

         F. PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

         G. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial hereby agree as follows:

                                    ARTICLE 1

                          TERMS OF MERGERS AND CLOSING

         Section 1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:

         "AMEX" shall mean the American Stock Exchange.

         "Aggregate Merger Consideration" shall mean the aggregate consideration payable in respect of the Outstanding Fidelity Shares at the Effective Time.

         "CSLSC" shall mean Centennial Savings and Loan Services Corporation, an Ohio corporation and a wholly-owned Subsidiary of Centennial.

         "Centennial Common Shares" shall mean the shares of common stock of Centennial, par value $.01 per share.

         "Common Exchange Value" shall mean the average of the closing sale prices per share for PFGI Common Shares as reported on the NASDAQ and published in The Wall Street Journal (or if not published therein, as published by another authoritative source) during the ten (10) consecutive trading-day period during which the PFGI Common Shares are traded on the NASDAQ ending on the date on which the last regulatory approval required to consummate the Mergers is granted, but the per share Common Exchange Value so determined shall be not less than the Minimum Exchange Value and not greater than the Maximum Exchange Value.

         "Competing Transaction" shall mean any of the following involving Fidelity or its Subsidiaries (other than the transaction contemplated by this Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of Fifty Percent (50%) or more of the assets of Fidelity or any of its Subsidiaries in a single transaction or series of related transactions.

         "Contract" shall mean, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person is a party or by which it is bound or to which any of its properties is subject.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "Fidelity Common Shares" shall mean the shares of common stock of Fidelity, par value $.10 per share.

         "Final Index Price" shall mean the weighted average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, NASDAQ or AMEX for the trading days during which the Common Exchange Value is determined, with the weighting percentages as set forth on
Exhibit 7.9.

         "Final PFGI Value" shall mean the Common Exchange Value of PFGI Common Shares determined without regard to the Minimum Exchange Value.

         "Index Companies" shall mean the companies listed on Exhibit 7.9; provided, however, that any company shall be excluded from the Index Companies (and thus not used in the computation of the Initial Index Price and Final Index Price) as to which, between the date of this Agreement and the last trading day of the period in which the Final Index Price is determined, any of the following either occurs or is announced: (a) a proposed merger, acquisition, or business combination in which that company is not or will not be the survivor, or (b) a tender offer, exchange offer, or other transaction or involving the acquisition of a majority of that company's common stock or assets.

         "Initial Exchange Value" shall mean the closing price per share of PFGI Common Shares as of the same date the Initial Index Price is determined.

         "Initial Index Price" shall mean the weighted average of the closing prices per share of each of the common stocks of the Index Companies as reported on the NYSE, NASDAQ or AMEX on August 13, 1999, subject to adjustment as provided in this Agreement, with the weighting percentages as set forth on
Exhibit 7.9.

         "IRS" shall mean the United States Internal Revenue Service.

         "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the financial condition, the results of operations, the business or assets of such Person.

         "Maximum Exchange Value" shall mean a value fixed for setting the maximum Common Exchange Value equal to Forty-Four and 50/100 Dollars ($44.50) per PFGI Common Share.

         "Merger Consideration" shall mean the Per Share Consideration and cash to be payable in exchange for any fractional share of PFGI Common Shares which would otherwise be distributable to a holder of Outstanding Fidelity Shares as provided in Section 1.6(b) of this Agreement.

         "Mergers" shall mean the Holding Company Merger and the Subsidiary Merger.

         "Minimum Exchange Value" shall mean a value fixed for setting the minimum Common Exchange Value equal to Forty Dollars ($40.00) per PFGI Common Share.

         "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System National Market.

         "NYSE" shall mean the New York Stock Exchange.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury and its predecessor, the Federal Home Loan Bank Board, or any successor thereto.

         "Outstanding Centennial Shares" shall mean, as of any given date, the shares of common stock of Centennial issued and outstanding.

         "Outstanding Fidelity Shares" shall mean, as of any given date, the shares of common stock of Fidelity issued and outstanding.

         "Per Share Consideration" shall mean the number of PFGI Common Shares issuable with respect to each of the Outstanding Fidelity Shares, rounded to four decimal places, determined by dividing Twenty-One and 00/100 Dollars ($21.00) by the Common Exchange Value. If the Common Exchange Value is equal to the Minimum Exchange Value, the Per Share Consideration shall be .5250 PFGI Common Shares and if the Common Exchange Value is equal to the Maximum Exchange Value, the Per Share Consideration shall be .4719 PFGI Common Shares.

         "Person" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

         "PFGI Common Shares" shall mean shares of the common stock of PFGI, no par value.

         "Registration Statement" shall mean a registration statement on Form S-4 relating to the PFGI Common Shares to be issued to the shareholders of Fidelity in connection with the Holding Company Merger.

         "Regulatory Agency" shall mean any federal or state agency engaged in the insurance of bank or savings and loan deposits or charged with the supervision or regulation of banks or bank holding companies, savings banks or savings bank holding companies, savings and loans or savings and loan holding companies, mortgage brokerage companies, or insurance agencies, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to any of PFGI, Provident Bank, Fidelity or its Subsidiaries.

         "SEC" means the United States Securities and Exchange Commission.

         "SGFSC" shall mean Spring Garden Financial Service Corp., an Ohio corporation and a wholly-owned Subsidiary of Fidelity.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Stock Option Agreement" shall mean the Stock Option Agreement between PFGI and Fidelity entered into in accordance with Section 8.20 hereof.

         "Subsidiaries" shall mean, in reference to any party, any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes.

         "Tax Return" shall mean any return, declaration, estimate, statement or
report,   information  return  or  other  document  (including  any  related  or supporting information) with respect to Taxes.

         "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

         Section 1.2 Merger Transactions. Pursuant to the terms and provisions set forth herein, the Ohio General Corporation Law (the "OGCL"), and other applicable federal and state laws and regulations, Fidelity shall merge with and into PFGI and Centennial shall merge with and into Provident Bank. The Subsidiary Merger shall occur following the Holding Company Merger.

         Section 1.3 Merging Corporations. Fidelity shall be the merging corporation under the Holding Company Merger and its corporate identity and existence, separate and apart from PFGI, shall cease upon consummation of the Holding Company Merger. Centennial shall be the merging corporation under the Subsidiary Merger and its corporate identity and existence, separate and apart from Provident Bank, shall cease upon consummation of the Subsidiary Merger.

         Section 1.4 Surviving Corporations. PFGI shall be the surviving corporation in the Holding Company Merger. The Holding Company Merger shall not cause, result in or require any changes in the Articles of Incorporation or Code of Regulations of PFGI. Provident Bank shall be the surviving corporation in the Subsidiary Merger. The place in Ohio where the surviving corporation's principal place of business is to be located is One East Fourth Street, Cincinnati, Ohio, and the names and addresses of the directors of Provident Bank are set forth on
Exhibit 1.4. The Subsidiary Merger shall not cause, result in or require any changes in the Articles of Incorporation or Code of Regulations of Provident Bank. Neither of the Mergers shall result in any change to the composition of the Boards of Directors of PFGI or Provident Bank or in the corporate officers appointed to serve PFGI or Provident Bank.

         Section 1.5 Effect of Mergers. The Mergers shall have all of the effects provided for in this Agreement, the OGCL, and under other applicable state and federal law. Without limiting the generality of the foregoing, at the Effective Time (as hereinafter defined): the separate existence of Fidelity and Centennial shall cease; PFGI shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both Fidelity and PFGI; subject to the provisions of Ohio Revised Code Section 1115.11(H), Provident Bank shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both Centennial and Provident Bank; all of the separate rights and obligations of both Fidelity and PFGI shall become the rights and obligations of PFGI after the Effective Time; and all of the separate rights and obligations of both Provident Bank and Centennial shall become the rights and obligations of Provident Bank after the Effective Time, without impairing the rights of any of the constituent corporations to the Mergers. As soon as practicable after the Effective Time, Fidelity Acquisition shall be dissolved and its separate existence shall cease (or, at the election of PFGI, Fidelity Acquisition shall be merged with and into PFGI or Provident
Bank).

         Section 1.6       Conversion of Stock.

         (a) At the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any of the parties to this Agreement or their respective shareholders, each of the Outstanding Fidelity Shares shall be converted into and become the right to receive, the Per Share Consideration subject only to adjustment as set forth in Section 1.7 hereof. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of any of the parties to this Agreement or their respective shareholders, each of the Outstanding Centennial Shares shall be canceled and the Centennial Common Shares shall be extinguished.

         (b) No fractional PFGI Common Shares shall be issued. PFGI shall, in lieu of issuing fractional shares to which the holder of Outstanding Fidelity Shares would otherwise be entitled (after taking into account all Outstanding Fidelity Shares held by such holder), pay such holder an amount in cash equal to the product of such fractional share interest and the Common Exchange Value.

         (c) At the Effective Time, all of the Fidelity Common Shares, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented Outstanding Fidelity Shares (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Per Share Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.9 hereof.

         (d) At the Effective Time, each Fidelity Common Share, if any, held in the treasury of Fidelity immediately prior to the Effective Time shall be canceled and not converted into PFGI Common Shares.

         (e) At the Effective Time, each option granted by Fidelity to purchase shares of Fidelity Common Shares which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Fidelity Common Shares and shall be converted automatically into an option to purchase PFGI Common Shares. The number of PFGI Common Shares to be issued upon the exercise of such option shall be equal to the number of Fidelity Common Shares subject to such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, with the product rounded down to the next whole share. The "Option Exchange Ratio" shall equal Twenty-One and 00/100 Dollars ($21.00) divided by the Common Exchange Value. The per share exercise price of such option shall be adjusted by dividing the exercise price per share of Fidelity Common Shares by the Option Exchange Ratio, with the quotient rounded up to the next whole cent.

                  References in any Fidelity Stock Option Plan to a Compensation Committee or Stock Option Committee shall be deemed to refer to a similar committee presently constituted, or which will be constituted, by the Board of Directors of PFGI. Further, any "incentive stock option" for federal income tax purposes shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Code Section 424(h). Otherwise the duration and other terms of the new option shall be the same as the original option except that all references to Fidelity or its Subsidiaries (or their corporate predecessors) shall be deemed to be references to PFGI. Nothing in this Agreement shall be deemed to limit or restrict the ability of any holder of options to acquire Fidelity Common Shares to exercise such options at any time prior to the Effective Time in accordance with, and to the extent permissible under, the agreements and plans governing the issuance of such options.

         (f) PFGI Common Shares to be issued in exchange for options for Fidelity Common Shares shall be covered by an effective registration statement of PFGI and PFGI shall maintain the effectiveness of such registration statement until all such options have been exercised. As and when PFGI Common Shares are issued upon the exercise of any such options for Fidelity Common Shares, such PFGI Common Shares shall be duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive rights. PFGI shall reserve sufficient PFGI Common Shares for issuance with respect to such options. PFGI shall take any reasonable action required to be taken under applicable state Blue Sky or securities laws in connection with the issuance of such shares. After the Effective Time, each option for PFGI Common Shares shall be subject to adjustment in the manner provided in the existing agreement or plan pursuant to which such option was issued (or, if no provision is made for adjustment, in the manner provided in Section 1.7) to reflect any recapitalization, splitup, exchange of shares, stock dividend, or similar transaction.

         (g) All of the capital stock of PFGI and Provident Bank, and any options, warrants or other rights to receive the stock or securities of PFGI and Provident Bank, outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Mergers.

         Section 1.7       Share Adjustments.

         (a) If, after the commencement of the period during which the Common Exchange Value is determined and before the Effective Time, the number of PFGI Common Shares shall be changed (a "Share Adjustment") by reason of recapitalization, splitup, exchange of shares or readjustment, or stock dividend, then the number of PFGI Common Shares into which each Fidelity Common Share shall be converted pursuant to Section 1.6(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Fidelity shall be entitled to receive such number of PFGI Common Shares as such shareholder would have received had such Share Adjustment immediately followed the Effective Time.

         (b) At the Effective Time, the stock transfer agent for Fidelity shall deliver to PFGI a written certification of the number of Outstanding Fidelity Shares as of the Effective Time and a copy of either the stock transfer ledger of Fidelity or a complete list of shareholders. If the number of Fidelity Common Shares certified as outstanding by the stock transfer agent plus the number of Fidelity Common Shares issuable upon the exercise of options unexercised as of the Effective Time shall be greater than 9,416,611, then the Per Share Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, pursuant to outstanding options, Fidelity Common Shares.

         Section 1.8 Closing. The closing of the Mergers (the "Closing") shall take place at the offices of PFGI at such time as the parties may reasonably agree on the Closing Date described in Section 1.10 hereof.

         Section 1.9       Exchange Procedures; Surrender of Certificates.

         (a) Provident Bank shall act as Exchange Agent in the Holding Company Merger (the "Exchange Agent").

         (b) As soon as reasonably practicable after the Effective Time, not later than three (3) business days after the Effective Time, the Exchange Agent shall mail to each record holder of Outstanding Fidelity Shares a letter of transmittal (the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Merger Letter of Transmittal shall specify that delivery of share Certificates shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PFGI may reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Per Share Consideration, plus dividends paid with respect to such consideration having a record date after the Effective Time as provided in Section 1.9(c) hereof. No interest on any consideration payable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If any of the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (c) No dividends that are otherwise payable on PFGI Common Shares constituting the Merger Consideration shall be paid to persons entitled to receive such PFGI Common Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the PFGI Common Shares shall be issued any dividends which shall have become payable with respect to such PFGI Common Shares (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

         (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFGI in its sole discretion, the posting by such person of a bond in such amount as PFGI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

         (e) At or after the Effective Time there shall be no transfers on the stock transfer books of Fidelity of any Fidelity Common Shares. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.9.


         Section 1.10 Closing Date and Effective Time. At PFGI's election, the Closing shall take place on the Friday following the last business day of the month following the month in which each of the conditions in Sections 6.1(d) and 6.2(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Fidelity and PFGI may agree (the
"Closing Date"). The parties shall use their best efforts to effectuate a Closing Date of March 3, 2000, but in any event the Closing Date shall not occur later than June 30, 2000. Each of the Mergers shall be effective only after receipt of any required approval from Regulatory Agencies and then upon the completion of filing of all required certificates of merger with the Secretary of State of the State of Ohio (the "Effective Time"), which the parties shall use their best efforts to cause to occur as of the Closing Date.

         Section 1.11      Closing Deliveries.

         (a) At the Closing, Fidelity, Fidelity Acquisition and Centennial shall deliver to PFGI and Provident Bank:

                  (i) certified copies of the Articles of Incorporation, Code of Regulations or Bylaws and minutes of Fidelity and similar charter documents and minutes of each Fidelity Subsidiary;

                  (ii) certificates signed by appropriate officers of Fidelity, Fidelity Acquisition and Centennial stating that, to their best knowledge and belief, (A) each of the representations and warranties contained in Article 2 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and
         (B) all of the conditions set forth in Sections 6.1(b) and 6.1(d) hereof have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of the Boards of Directors of Fidelity, Fidelity Acquisition and Centennial and their shareholders as required for valid approval of the execution of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement;

                  (iv) certificates of the Secretary of State of the State of Ohio, dated not more than 30 days prior to Closing, stating that Fidelity and its Subsidiaries are in good standing;

                  (v) certificates of merger executed by Fidelity and Centennial in proper form for filing with the Secretary of State of the State of Ohio, the OTS (if required) and with the Ohio Superintendent of Financial Institutions in order to cause the Mergers to become effective; and

                  (vi) a legal opinion from counsel for Fidelity and its Subsidiaries, in form reasonably acceptable to counsel to PFGI and Provident Bank, opining with respect to the matters listed on Exhibit 1.11(a) hereto.

         (b) At the Closing, PFGI and Provident Bank shall deliver to Fidelity, Fidelity Acquisition and Centennial:

                  (i) certified copies of the Articles of Incorporation and Code of Regulations of PFGI and similar charter documents of Provident Bank;

                  (ii) certificates signed by appropriate officers of PFGI and Provident Bank stating that, to their best knowledge and belief, (A) each of the representations and warranties contained in Article 3 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and (B) all of the conditions set forth in Section 6.2(b) and 6.2(d) hereof (but excluding the approval of Fidelity's shareholders) have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of the Boards of Directors of PFGI and Provident Bank and their respective shareholders as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

                  (iv) a legal opinion from counsel for PFGI and Provident Bank, in form reasonable acceptable to counsel for Fidelity and its Subsidiaries, opining with respect to the matters listed on Exhibit 1.11(b) hereto;

                  (v) certificates of the Secretary of State of the State of Ohio, dated not more than 30 days prior to Closing, stating that PFGI and Provident Bank are in good standing;

                  (vi) Certificates of merger executed by PFGI and Provident Bank, reflecting the terms and) provisions hereof and in proper form for filing with the Secretary of State of the State of Ohio, the OTS (if required) and with the Ohio Superintendent of Financial Institutions, in order to cause the Mergers to become effective; and

                  (vii) evidence that PFGI shall have delivered to the Exchange Agent so much of the Aggregate Merger Consideration as is required to effect the delivery of the Per Share Consideration to the holders of Outstanding Fidelity Shares as contemplated by Section 1.9 hereof and a statement, in which Fidelity has concurred, showing the manner in which the Aggregate Merger Consideration and Common Exchange Value have been calculated.

         Section 1.12 Dissenter's Rights. Fidelity agrees to either (i) furnish PFGI with an opinion of its legal counsel to the effect that Fidelity shareholders are not entitled to dissenter's rights under the OGCL or pursuant to any provision in the Articles of Incorporation of Fidelity, or (ii) include in the notice of meeting to approve the Holding Company Merger, a statement sufficient under Ohio law to inform Fidelity's shareholders of any entitlement to dissenter's rights pursuant to the OGCL Sections 1701.84 and 1701.85. If there are any Outstanding Fidelity Shares held by shareholders entitled to assert, and who have perfected their rights to assert, their dissenter's rights under OGCL Sections 1701.84 and 1701.85 as to their shares, such holders shall cease at the Effective Time to have any of the rights of a shareholder in respect of their Outstanding Fidelity Shares, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration
(unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their appraisal rights under the OGCL), and shall only have the right to be paid the fair cash value of such shares under OGCL
Section 1701.85 and such other rights as may be granted by the OGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter's rights, such holder's Fidelity Common Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without interest.

         Fidelity shall give PFGI (i) prompt notice of any written demands for payment for any Fidelity Common Shares under OGCL Sections 1701.84 and 1701.85, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Fidelity relating to dissenter's rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenter's rights under the OGCL. Fidelity shall not, except with the prior written consent of PFGI, voluntarily make any payment with respect to any demands for payment for Fidelity Common Shares under the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                                    ARTICLE 2

 REPRESENTATIONS AND WARRANTIES OF FIDELITY, FIDELITY ACQUISITION AND CENTENNIAL

         Fidelity, Fidelity Acquisition and Centennial hereby make the following representations and warranties:

         Section 2.1       Organization and Capital Stock.

         (a) Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) Fidelity Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (c) Centennial is a savings bank duly organized, validly existing and in good standing under Chapter 1161 of the Ohio Revised Code and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (d) CSLSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (e) SGFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (f) True, complete and correct copies of the articles of incorporation, code of regulations, bylaws, constitutions and similar charter documents of Fidelity and its Subsidiaries, as amended and as in effect on the date of this Agreement, have been previously delivered to PFGI by Fidelity.

         (g) The authorized capital stock of Fidelity consists of (i) 15,000,000 common shares, par value $.10 each, of which as of the date hereof, 9,125,406 are issued and outstanding and 291,205 are subject to outstanding stock option agreements and (ii) 5,000,000 serial preferred, par value $.10 each, of which as of the date hereof, none are issued and outstanding. All of the Outstanding Fidelity Shares are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the Outstanding Fidelity Shares has been issued in violation of any preemptive rights of the current or past shareholders of Fidelity. To the best knowledge of Fidelity, each Certificate issued by Fidelity in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Fidelity only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Fidelity against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

          (h) The authorized capital stock of Fidelity Acquisition consists of 1,000 common shares, par value $.10 each, all of which as of the date hereof are wholly owned by Fidelity, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. Fidelity Acquisition has no assets or liabilities other than the common shares of Centennial.

         (i) The authorized capital stock of Centennial consists of 3,000,000 common shares, par value $.01 each, all of the issued and outstanding shares of which as of the date hereof are wholly owned by Fidelity Acquisition free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (j) The authorized capital stock of CSLSC consists of 500 common shares, no par value, all of the issued and outstanding shares of which as of the date hereof are wholly owned by Centennial, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (k) The authorized capital stock of SGFSC consists of 1,000 common shares, no par value, all of the issued and outstanding shares of which as of the date hereof are wholly owned by Fidelity, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (l) Except as described in this Section, (i) there are no shares of capital stock or other equity securities of Fidelity or its Subsidiaries outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any capital stock of Fidelity or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which any of Fidelity or any of its Subsidiaries is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and
(ii) there are no outstanding stock appreciation, phantom stock or similar rights.

         (m) Except as set forth in Section 2.1(m) of the Disclosure Schedule, Fidelity and its Subsidiaries are not a party to any partnership or joint venture arrangement and do not own an equity interest in any other business or enterprise.

         (n) Except for minutes of meetings held after June 30, 1999, none of which shall reflect any corporate action taken inconsistent with or in contravention of this Agreement, the minute books of Fidelity and each of its Subsidiaries accurately reflect all corporate actions held or taken by their respective shareholders and Boards of Directors (including board committees) since each was originally organized.

         Section 2.2       Authorization.

         (a) The respective Boards of Directors of Fidelity, Fidelity Acquisition and Centennial have, by all appropriate action, approved this Agreement and the Mergers and have authorized the due execution, delivery and performance hereof by their respective officers. Fidelity's Board of Directors has directed that this Agreement and the transactions contemplated by this Agreement, including the Holding Company Merger, be submitted to the shareholders of Fidelity for approval at a specially-called meeting of the Fidelity shareholders (as provided in Section 4.3 hereof). Fidelity, in its capacity as the sole shareholder of Fidelity Acquisition, has duly adopted and approved this Agreement and the Subsidiary Merger. Fidelity Acquisition, in its capacity as the sole shareholder of Centennial, has duly adopted and approved this Agreement and the Subsidiary Merger Except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the Outstanding Fidelity Shares, no other corporate acts or proceedings are required to be taken by Fidelity or its Subsidiaries to authorize the execution, delivery and performance of this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement.

         (b) This Agreement has been duly and validly executed and delivered by Fidelity, Fidelity Acquisition and Centennial and constitutes a legal, valid and binding obligation of Fidelity, Fidelity Acquisition and Centennial, enforceable against them in accordance with its terms, except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance of other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of savings and loan holding companies or savings banks, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation; and (ii) the availability of certain remedies may be precluded by general principles of equity.

         (c) Neither the execution, delivery and performance by Fidelity, Fidelity Acquisition and Centennial of this Agreement, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of Fidelity or its Subsidiaries under the terms, conditions or provisions of (A) their respective articles of incorporation, charter, constitution, by-laws or code of regulations, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fidelity or its Subsidiaries is a party or by which they or their respective properties or assets may be bound, or to which such parties may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity or its Subsidiaries or any of their respective properties or assets, or any license or permit held by Fidelity or its Subsidiaries.

         (d) Section 2.2(d) of the Disclosure Schedule details all of the notices, consents, authorizations, approvals or exemptions required of Fidelity or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of Mergers and other transactions contemplated by this Agreement, other than (i) the approval of the shareholders of Fidelity at the Shareholders' Meeting, (ii) the actions required to be taken by any party to this Agreement to comply with the provisions of the OGCL, Ohio laws relating to banks and savings banks, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Bank Merger Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules and regulations of the Regulatory Agencies having jurisdiction over the parties, including without limitation the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OTS, the Ohio Division of Financial Institutions, and the U.S. Department of Justice (all such regulatory actions being referred to as the "Required Regulatory Actions").

         Section 2.3 Subsidiaries. Except for Centennial, Fidelity Acquisition, SGFSC and CSLSC, Fidelity does not have any other direct or indirect Subsidiaries.

         Section 2.4 No Defaults. Fidelity and its Subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or charter instruments, as the case may be, bylaws, regulations, constitution, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on Fidelity or its Subsidiaries.


         Section 2.5 Financial Information. The consolidated balance sheets of Fidelity and its Subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in Fidelity's Annual Report on Form 10-K for the year ended December 31, 1998, together with the consolidated balance sheets of Glenway Financial Corporation and its Subsidiaries as of June 30, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in Glenway Financial Corporation's Annual Report on Form 10-K for the year ended June 30, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of

Fidelity and its Subsidiaries as of March 31, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the quarters then ended included in Fidelity's Quarterly Report on Form 10-Q for such quarter, as currently on file with the SEC, and the periodic financial reports as filed with the applicable Regulatory Agencies (together, the "Fidelity Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for any regulatory reporting differences required by the reports of Centennial) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Fidelity and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Fidelity and its Subsidiaries have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

         Section 2.6 Absence of Changes. Since March 31, 1999, there has been no material adverse change in the financial condition, the results of operations or the business of Fidelity nor its Subsidiaries. Since July 15, 1999, Fidelity has not declared or paid any dividend or made any other distribution to its shareholders, whether in cash, stock or other property.

         Section  2.7  Litigation  and Related  Matters.  Except as set forth in
Section 2.7 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Fidelity or its Subsidiaries, threatened, against Fidelity or its Subsidiaries, or of which the property of Fidelity or its Subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Fidelity or its Subsidiaries or the assets of Fidelity or its Subsidiaries which would have a Material Adverse Effect on Fidelity or its Subsidiaries. For purposes of this Section only, the term "Material Adverse Effect" shall mean any litigation, claim or other proceeding, pending or threatened, in which an adverse outcome would result in a liability to Fidelity or its Subsidiaries in excess of Twenty-Five Thousand Dollars ($25,000.00).


         Section 2.8 Regulatory Matters. Fidelity is a registered, unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended, and Centennial is an Ohio-chartered savings bank subject to regulation, examination and supervision by the Ohio Division of Financial Institutions and the FDIC. Centennial is a member of the Federal Home Loan Bank System. Centennial is an insured institution (within the meaning of the Federal Deposit Insurance Act) and the deposits of Centennial are insured by the FDIC up to the FDIC limits. Neither Fidelity nor Centennial is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Fidelity or its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Except as set forth in Section 2.8 of the Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Fidelity or Centennial, or any corporations or financial institutions merged with and into Fidelity or its Subsidiaries.

         Section 2.9 Reports. Fidelity and its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that they have been required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Ohio Division of Financial Institutions, (iv) the SEC and any state securities authorities, (v) the OTS, or
(vi) any other Regulatory Agency with jurisdiction over Fidelity or its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.10 Non-Banking Activities of Fidelity and Subsidiaries. Fidelity is not engaged in any activity, either directly or indirectly through one or more of its Subsidiaries or other equity investments, which is not permitted of a savings and loan holding company or of the subsidiary or other enterprises through which such activity is conducted. Centennial is not engaged in any activity, either directly or indirectly through one or more of its Subsidiaries or other equity investments, which is not permitted of an Ohio savings bank.

         Section 2.11 Fiduciary Responsibilities. During the applicable statute of limitations period, (i) Fidelity and its Subsidiaries have properly administered all accounts (if any) for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither Fidelity, its Subsidiaries, nor any director, officer or employee of Fidelity or any of its Subsidiaries acting on behalf of Fidelity or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Fidelity, threatened, against or affecting Fidelity or its Subsidiaries relating to the compliance by Fidelity or its Subsidiaries with sound fiduciary principles and applicable regulations.

         Section 2.12 Fair Lending; Community Reinvestment Act. With the exception of routine investigation of consumer complaints, neither Fidelity, Centennial nor any other Subsidiary of Fidelity has been advised by any
Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Centennial received a Community Reinvestment Act ("CRA") rating of "satisfactory" in its most recent CRA examination.

         Section 2.13 Employment Agreements. Section 2.13 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, retention or engagement, or with respect to the severance, of any present or former officer, director, employee, agent, consultant or other person or entity to which Fidelity or its Subsidiaries is a party to or bound by and which, by its terms, is not terminable by Fidelity or its Subsidiaries on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in
Section 2.13 of the Disclosure Schedule have been previously delivered to PFGI.

         Section 2.14      Employee Matters and ERISA.

         (a) Neither Fidelity nor any of its Subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Fidelity or its Subsidiaries and to the knowledge of Fidelity there is no present effort nor existing proposal to attempt to unionize any group of employees of Fidelity or its Subsidiaries.

         (b) (i) Fidelity and its Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Fidelity nor its Subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Fidelity or its Subsidiaries pending or, to the knowledge of Fidelity or its Subsidiaries, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Fidelity, threatened against or directly affecting Fidelity or its Subsidiaries (iv) neither Fidelity nor its Subsidiaries has experienced any work stoppage or other labor difficulty during the past five (5) years, and (v) there are no EEOC or similar agency complaints against Fidelity or its Subsidiaries pending, or to the knowledge of Fidelity or its Subsidiaries, threatened.

         (c) Section 2.14(c) of the Disclosure Schedule lists each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current officers, directors or employees of Fidelity or its Subsidiaries (the "Fidelity Employee Plans") which Fidelity or its Subsidiaries maintain, contribute to or participate in or have any liability under (other than incidental employee benefits as described by U.S. Department of Labor Regulation 2510.3-1(b) through (k)). No present or former employee of Fidelity or its Subsidiaries has been charged with breaching, or has breached in any material respect, a fiduciary duty under any of the Fidelity Employee Plans. Neither Fidelity nor any of its Subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA).
Section 2.14(c) of the Disclosure Schedule lists all plans that provides health, major medical, disability or life insurance benefits to former employees of Fidelity or its Subsidiaries that any of them maintain, contribute to, or participate in.

         (d) Fidelity and its Subsidiaries do not maintain, and have not maintained for the past five years, any Fidelity Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No claim is pending, and neither Fidelity nor any of its Subsidiaries has received notice of any threatened or imminent claim with respect to any Fidelity Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Fidelity or its Subsidiaries would be liable after December 31, 1998, except as reflected on the Fidelity Financial Statements. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Fidelity and its Subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Fidelity Employee Plan. All Fidelity Employee Plans have been operated, administered and maintained substantially in accordance with the terms thereof and in substantial compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code. Any employee benefit plan (as defined in Section 3(3) of ERISA) terminated by Fidelity or its Subsidiaries prior to the date hereof was terminated in compliance with the requirements of all applicable laws, including without limitation, ERISA and the Code.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Fidelity or its Subsidiaries from Fidelity or its Subsidiaries under any contractual arrangement (except for the Employment Agreements with the executive officers of Fidelity described in Section 2.13 of the Disclosure Schedule), Fidelity Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Fidelity Employee Plan (other than expressly by the terms of such Plan) or (iii) result in any acceleration of the time of payment or vesting of any such benefits (other than expressly by the terms of such agreement or Plan), including, without limitation, the vesting of any additional Fidelity Common Shares in any participant in any Fidelity Employee Plan.

         (f) Copies of each Fidelity Employee Plan described in Section 2.14(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously delivered to PFGI by Fidelity. Section 2.14(f) of the Disclosure Schedule lists, for each Fidelity Employee Plan, to the extent applicable, all of the following with respect thereto: (i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements,
(iii) contracts relating to plan documents, (iv) valuations for any plan as of the most recent date, (vi) determination letters from the IRS, (vii) the most recent annual report filed with the IRS, and (viii) trust agreements. Copies of each of the documents described in the preceding sentence have been previously delivered to PFGI by Fidelity.

         Section 2.15 Title to Properties; Insurance. (i) Fidelity and its Subsidiaries have good and marketable title, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Fidelity Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and rights of redemption under applicable law) to all of their owned real properties, a list of which is included on Schedule 2.15 of the Disclosure Schedule, (ii) all leasehold interests for real property and personal property used by Fidelity and its Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, a list of which is included on Schedule 2.15 of the Disclosure Schedule and copies of which have been delivered to PFGI, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to our knowledge, threatened with respect to such properties, (iv) all insurable properties owned or held by Fidelity or its Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with savings banks and savings and loan holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Fidelity or its Subsidiaries under such policies, and (v) all tangible properties used in the businesses of Fidelity or its Subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Fidelity and its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

         Section  2.16  Intellectual  Property  Rights.  Except  as set forth in
Section 2.16 of the Disclosure Schedule, Fidelity and its Subsidiaries have valid title or other ownership rights under royalty-free, perpetual and exclusive licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Fidelity and its Subsidiaries as presently conducted, including without limitation all franchises, trademarks, tradenames, patents, software licenses and other rights necessary or appropriate to conduct their respective businesses as currently conducted (none of which shall be adversely affected by the Mergers) and free and clear of any claim, defense or right of any other person or entity except, in the case of licenses, for the rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property.

         Section 2.17      Environmental Matters.

         (a) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Fidelity and its Subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

         (b) Neither the conduct nor operation of Fidelity or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or may violate,
Environmental Laws in a manner or to any extent exposing Fidelity or its Subsidiaries to liability or potential liability and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of
Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) Fidelity or its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. None of Fidelity or its Subsidiaries has received any notice from any person or entity that Fidelity or its Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in a manner or to any extent exposing Fidelity or its Subsidiaries to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Fidelity or its Subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing Fidelity or its Subsidiaries to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. No property presently owned, leased or operated by Fidelity or its Subsidiaries contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property or otherwise violates any Environmental Laws.

         (c) Neither Fidelity nor any of its Subsidiaries is aware of any material violation of any Environmental Laws by their respective customers, or any condition affecting any real estate owned by such customers and mortgaged to Fidelity or its Subsidiaries which, if ever owned, leased or operated by Fidelity or its Subsidiaries, as a result of foreclosure of such mortgage or otherwise, could give rise to a liability under any Environmental Laws or otherwise have a Material Adverse Effect on Fidelity or its Subsidiaries.

         Section 2.18      Year 2000 Compliance.

         (a) Fidelity  and its  Subsidiaries  have taken all actions  reasonably required to verify that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used with the operations of Fidelity and its Subsidiaries are designed and will perform such that they will not abruptly end or provide invalid or incorrect results in manipulating date data for years after 1999 and are otherwise compliant with standards recognized to ensure year 2000 compatibility including, but not be limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations ("Year 2000 Compliant").

         (b) Fidelity and its Subsidiaries have used their best efforts to confirm with all of their material vendors and customers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within their respective operations are Year 2000 Compliant.

         (c) Centennial plans for being Year 2000 Compliant adhere to the terms, deadlines, requirements, and conditions contained in the Year 2000 statements and guidance issued by the Ohio Division of Financial Institutions and the Federal Financial Institutions Examinations Council.

         (d Centennial has not received, and does not expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998), or any similar letter from any Regulatory Agency, and does not anticipate any deficiency in its plans, or the implementation of its plans, for addressing the issues set forth in the statements of the OTC and the Federal Financial Institutions Examination Council concerning Year 2000 compliance.

         Section 2.19      Certain Operational Matters.

         (a Neither Fidelity nor any of its Subsidiaries is a party to any agreement or subject to any arrangement which would prevent, limit or restrict it from the sale, lease or other disposition of the its main offices or any branch office.

         (b Except as set forth in Section 2.19(b) of the Disclosure Schedule, consummation of the Mergers shall not result in the termination or cancellation before its stated expiration of any contract to which Fidelity or its Subsidiaries is a party or cause them to incur any financial penalty, liquidated damages, assessment or other costs solely by reason of the Mergers.

         Section 2.20 Material Contracts and Agreements. Section 2.20 of the Disclosure Schedule contains a list of all contracts, agreements, indentures, guaranties, arrangements or commitments, whether or not made in the ordinary course of business, to which any of Fidelity or its Subsidiaries is a party or by which any of them are bound and individually involving the payment or commitment to pay of more than Fifty Thousand Dollars ($50,000.00) ("Material Contracts"), other than (i) loan agreements or loan commitments with customers made in the ordinary course of business of Centennial in an amount less than $250,000.00 for any single family residential mortgage loan and less than
$500,000.00 for any commercial loan, and (ii) the contracts and benefit plans listed in Sections 2.13 and 2.14 of the Disclosure Schedule. Except as described in Section 2.20 of the Disclosure Schedule, neither Fidelity nor its Subsidiaries is a party to, or is bound by, any other Material Contract. Complete and accurate copies of each of the Material Contracts (other than loan agreements and promissory notes) have been delivered to PFGI and Provident Bank.

         Section 2.21 Interest Rate Risk Management Instruments. Neither Fidelity nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, option agreements, or any other interest rate risk management agreements whatsoever.

         Section 2.22      State Takeover Laws.

         (a As a result of the required action of the Continuing Directors of Fidelity (as defined in Fidelity's Articles of Incorporation), the provisions of Paragraph A of Article XIV, and Paragraph A of Article XV of the Articles of Incorporation of Fidelity shall be inapplicable to the Holding Company Merger and the other transactions contemplated hereby.

         (b The Board of Directors of Fidelity took action prior to the date of this Agreement to approve PFGI as an "interested shareholder" for purposes of Chapter 1704 of the Ohio Revised Code.

         (c Provided that the representation of PFGI in Section 3.16 of this Agreement is accurate, the transactions contemplated by this Agreement are not subject to (or are considered exempt from) any applicable Ohio law which purports to limit or restrict business combinations or the ability to acquire or to vote shares. Fidelity is not aware of any further action required to be taken by it or its Board of Directors to provide that this Agreement and the
transactions   contemplated   by  this  Agreement   shall  be  exempt  from  the
requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any other state.

         (d Contemporaneously with the execution of this Agreement, Fidelity has delivered to PFGI a true and correct copy of resolutions adopted and actions taken by the Board of Directors of Fidelity prior to the execution of this Agreement and the Stock Option Agreement, consistent with the representations and warranties made in this Section.

         Section 2.23      Tax Matters.

         (a Except as set forth in Section 2.23 of the Disclosure Schedule, Fidelity and its Subsidiaries have (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete and (ii) paid in full or, to the best knowledge of Fidelity and its Subsidiaries, have made adequate provision for on the financial statements of Fidelity and its Subsidiaries(in accordance with generally accepted accounting principles) all Taxes and will pay in full or make adequate provision for all Taxes. There are no liens for Taxes upon the assets of either Fidelity or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 2.23 of the Disclosure Schedule, neither Fidelity nor its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of Fidelity and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 2.23 of the Disclosure Schedule. Neither Fidelity nor any of its Subsidiaries has any liability for Taxes for any period prior to the Effective Time (except as set forth in Section 2.23 of the Disclosure Schedule) or any other deficiency for any Taxes. No deficiencies for any Taxes, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against Fidelity or its Subsidiaries which have not been settled or would not be covered by existing reserves. Except as set forth in Schedule 2.23, neither Fidelity nor its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes; or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

         (b Any amount that will become receivable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Fidelity or its Subsidiaries who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Fidelity Employee Plan (as defined in Section 2.14(c) hereof) currently in effect will not be characterized as an "excess parachute payment" (as such term is defined in Section 1.280G-1) of the Code).

         Section 2.24 Brokerage. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Fidelity or its Subsidiaries, other than an agreement with Sandler O'Neill & Partners, L.P., a copy of which has been previously delivered to PFGI, providing for the payment of fees by Fidelity.

         Section 2.25 Compliance with Law. Fidelity and its Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         Section 2.26 No Undisclosed Liabilities. Fidelity and its Subsidiaries do not have any liability, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Fidelity or its Subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Fidelity Financial
Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Fidelity and its Subsidiaries since the date of the most recent balance sheet included in the Fidelity Financial Statements.

         Section 2.27 Pooling. Neither Fidelity nor any of its Subsidiaries has taken or agreed to take any action that would prevent the business combination to be effected by the Mergers from being accounted for as a "pooling of interests" and Fidelity has no reason to believe that the Mergers will not qualify for pooling of interests accounting.

         Section 2.28 Statements True and Correct. None of the information supplied or to be supplied by Fidelity and its Subsidiaries for inclusion in this Agreement or in any documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and at the time of the Fidelity Shareholders' Meeting contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein,  in  light  of  the  circumstances  under  which  they  are  made,  not
misleading.   All  documents  that  Fidelity  and  its  Subsidiaries   shall  be
responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PFGI AND PROVIDENT BANK

         PFGI and Provident Bank hereby make the following representations and warranties:

         Section 3.1       Organization and Capital Stock.

         (a PFGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b As of March 31, 1999, the authorized capital stock of PFGI consisted of (i) 110,000,000 PFGI Common Shares, of which 43,383,979 shares were issued, 42,582,179 of which were outstanding and 801,800 were treasury stock, and (ii) 5,000,000 shares of preferred stock, of which 70,272 Series D were issued and outstanding. All of the issued and outstanding PFGI capital stock is duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. PFGI also had outstanding employee stock options pursuant to existing stock option plans described in its SEC filings.

         (c The PFGI Common Shares that are to be issued to the shareholders of Fidelity pursuant to the Holding Company Merger shall have been duly authorized prior to the Closing and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable.

         Section 3.2       Authorization.

         (a The respective Boards of Directors of PFGI and Provident Bank have, by all appropriate action, approved this Agreement and the Mergers and authorized the due execution, delivery and performance hereof by their officers. PFGI, in its capacity as the sole shareholder of Provident Bank, has duly adopted and approved this Agreement and the Subsidiary Merger. No other corporate acts or proceedings are required to be taken by PFGI or Provident Bank to authorize the execution, delivery and performance of this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement.

         (b This Agreement has been duly and validly executed and delivered by PFGI and Provident Bank and constitutes a legal, valid and binding obligation of PFGI and Provident Bank, enforceable against them in accordance with its terms.

         (c Neither the execution, delivery and performance by PFGI or Provident Bank of this Agreement, nor the consummation by PFGI or Provident Bank of the transactions contemplated hereby, nor compliance by PFGI or Provident Bank with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of either PFGI or Provident Bank under the terms, conditions or provisions of (A) its articles of incorporation or code of regulations, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFGI or Provident Bank or any of the properties or assets of PFGI or Provident Bank is a party or by which it may be bound, or to which such party may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to PFGI or Provident Bank or any of their respective properties or assets, or any license or permit held by PFGI or Provident Bank.

         (d Except for the Required Regulatory Actions, no other notice to, or filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the execution and delivery of this Agreement or the consummation of the Holding Company Merger of PFGI and Fidelity or the Subsidiary Merger of Centennial and Provident Bank.

         Section 3.3 Subsidiaries. Each of PFGI's significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

         Section 3.4 No Defaults. PFGI and Provident Bank are neither in default under nor in violation of any provision of their articles of incorporation or regulations, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on PFGI or Provident Bank.

         Section 3.5 Financial Information. The consolidated balance sheets of PFGI and its Subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in PFGI's Annual Report on Form 10-K for the year ended December 31, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of PFGI and its Subsidiaries as of March 31, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the quarter then ended included in PFGI's Quarterly Report on Form 10-Q for such quarter, as currently on file with the SEC, and the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of PFGI for 1998, and March 31, 1999, respectively, as currently on file with the applicable Regulatory Agencies (together, the "PFGI Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of Provident Bank) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of PFGI and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

         Section 3.6 Absence of Changes. Since March 31, 1999, there has been no material adverse change in the financial condition, the results of operations or the business of PFGI and its Subsidiaries, except as disclosed by PFGI since March 31, 1999 in its periodic reports filed with the SEC under the Exchange Act.

         Section 3.7 Litigation and Related Matters. There is no litigation, claim or other proceeding pending or, to the knowledge of PFGI or Provident Bank, threatened, against PFGI or its Subsidiaries, or of which the property of PFGI or its Subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon PFGI or its Subsidiaries or the assets of PFGI or its Subsidiaries which would have a Material Adverse Effect on PFGI.

         Section 3.8 Regulatory Matters. PFGI is a bank holding company registered with the Federal Reserve Board under the BHCA and Provident Bank is a state-chartered bank. Neither PFGI, Provident Bank nor any of PFGI's significant Subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has PFGI or any of its significant Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.
There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PFGI or Provident Bank, or any corporations or financial institutions merged with and into PFGI or its Subsidiaries, which is expected to have a material adverse effect on PFGI and its Subsidiaries, taken as a whole.

         Section 3.9 Reports. PFGI and each of its significant Subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Regulatory Agencies having jurisdiction over PFGI or any of its significant Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.10 Tax Matters. Each of PFGI and its Subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax Returns required to be filed by it and has timely paid any Taxes shown on such Tax Returns.

         Section 3.11 Brokerage. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by PFGI or Provident Bank.

         Section 3.12 Compliance With Law. PFGI and its significant Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         Section 3.13 No Undisclosed Liabilities. As of the date hereof, PFGI and its Subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against PFGI or its Subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the PFGI Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of PFGI and its Subsidiaries since the date of the March 31, 1999 balance sheet included in the PFGI Financial Statements.

         Section 3.14 Statements True and Correct. None of the information supplied or to be supplied by PFGI and Provident Bank for inclusion in this Agreement or in any other documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that PFGI or Provident Bank shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

         Section 3.15      Year 2000 Compliance.

         (a PFGI and its Subsidiaries have taken all actions reasonably required to verify that their systems and operations are Year 2000 Compliant.

         (b PFGI and its Subsidiaries have used their best efforts to confirm with all of their material vendors and customers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within their respective operations are Year 2000 Compliant.

         (c Provident Bank plans for being Year 2000 Compliant adhere to the terms, deadlines, requirements, and conditions contained in the Year 2000 statements and guidance issued by the Ohio Division of Financial Institutions and the Federal Financial Institutions Examinations Council.

         (d Provident Bank has not received, and does not expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998), or any similar letter from any Regulatory Agency, and does not anticipate any deficiency in its plans, or the implementation of its plans, for addressing the issues set forth in the statements of the OTC and the Federal Financial Institutions Examination Council concerning Year 2000 compliance.

         Section 3.16 Interested Shareholder Provision. PFGI is not, and has not been during the three (3) years prior to the date of this Agreement, an "interested shareholder" of Fidelity within the meaning of Ohio Revised Code
Section 1704.01(C)(8).

         Section 3.17 Accounting Changes. PFGI does not have a present intention of making any material accounting changes, or changes in the presentation of the PFGI Financial Statements, which if not disclosed, would render misleading the representations and warranties of PFGI set forth in Section 3.5 concerning the PFGI Financial Statements.


                                    ARTICLE 4

                   AGREEMENTS OF FIDELITY AND ITS SUBSIDIARIES

         Section 4.1       Business in Ordinary Course.

         (a Fidelity shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except for quarterly dividends in the same amounts as the most recent quarterly dividend, declared and paid in a manner consistent with past practices; provided, however, that the declaration of the last quarterly dividend by Fidelity prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of, PFGI so as to preclude any duplication of dividend benefit, it being the intention of the parties that the shareholders of Fidelity receive dividends for any particular quarter on either the Fidelity Common Shares or the PFGI Common Shares, but not both.

         (b Fidelity and its Subsidiaries shall (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted and (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees. Fidelity and its Subsidiaries shall not, without the prior written consent of PFGI:

                  (i issue any Fidelity Common Shares or other capital stock or any options, warrants, or other rights to subscribe for or purchase Fidelity Common Shares or any other capital stock or any securities convertible into or exchangeable for any capital stock of Fidelity or its Subsidiaries (except pursuant to options previously granted and with respect to the options to be granted to PFGI pursuant to this Agreement); or

                  (ii directly or indirectly redeem, purchase or otherwise acquire any Fidelity Common Shares or any other capital stock of Fidelity or its Subsidiaries or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize Fidelity or its Subsidiaries; or

                 (iii change the Articles of Incorporation, Code of Regulations, Bylaws, constitution or other charter or governing documents of Fidelity or its Subsidiaries; or

                  (iv grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees or, except as required by law or as required by existing contractual obligations which shall have been described in Sections 2.14(c) or 2.20 of the Disclosure Schedule, adopt or make any material change in any bonus (permitting the continued accrual of management bonuses at current rates and payment of such bonuses in accordance with past practices, the Board being permitted to consider the impact of the transactions contemplated by this Agreement on the possible adverse performance of Fidelity and its Subsidiaries), insurance, pension, or other Fidelity Employee Plan (except as otherwise permitted by this Agreement), agreement, payment or arrangement made to, for or with any of such officers or employees; or

                  (v borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business; or

                  (vi make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business; or

                  (vii purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

                  (viii materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                  (ix enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; or

                  (x except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature; or

                  (xi except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Fidelity or its
         Subsidiaries or any claims which Fidelity or its Subsidiaries may possess or waive any material rights with respect thereto; or

                  (xii sell, assign, transfer, convey, license, subcontract, cancel, amend or alter in any other material respect any loan servicing rights of Fidelity or its Subsidiaries, except for sales on the secondary market in the ordinary course of business and in accordance with past practices; or

                  (xiii except as set forth in Section 4.1(b)(xiii) of the Disclosure Schedule, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Fidelity or its Subsidiaries; or

                  (xiv with respect to the branch operations of Centennial, take any action to close any existing branch, open new branches, acquire by purchase, merger or otherwise additional branches, or otherwise affect the number, location, and nature of the branch operations, or to make any public announcement regarding the continuation or discontinuation of any branch operations; or

                  (xv foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that no report shall be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless there is reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

                  (xvi commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Fidelity or any of its Subsidiaries; or

                  (xvii purchase any real or personal property or make any other capital expenditure in excess of $50,000.00; or

                  (xviii take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code or preclude pooling of interests accounting treatment for the transaction; or

                  (xix take any action which would materially and adversely affect or delay the ability of any party hereto to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or the Fidelity Option Agreement.

         (c Fidelity and its Subsidiaries shall not, without the prior written consent of PFGI, engage in any transaction or take any action that would render untrue any of the representations and warranties of Fidelity and its Subsidiaries contained in Article 2 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         (d Fidelity shall promptly notify PFGI in writing of the occurrence of any matter or event known to and directly involving Fidelity or its Subsidiaries, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Fidelity or any of its Subsidiaries.

         (e Fidelity and its Subsidiaries shall not, and shall not authorize or knowingly permit any of their respective affiliates, officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, Fidelity Common Shares or other securities of Fidelity or its Subsidiaries. Fidelity shall within twenty-four (24) hours advise PFGI of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of the party making the proposal. Nothing contained herein shall prohibit the Board of Directors of Fidelity from furnishing information to or entering into discussions or negotiations with, any person or entity, if, and only to the extent that (A) the Board of Directors of Fidelity, based upon the advice of outside counsel, determines in good faith that such action is required by the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, Fidelity provides written notice to PFGI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, and (C) Fidelity keeps PFGI reasonably informed as to the status and all material information with respect to any such discussions or negotiations.

         Section 4.2 Breaches. Fidelity and its Subsidiaries shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to PFGI and use its best efforts to prevent or promptly remedy the same.

         Section 4.3 Submission to Management and Shareholders. Fidelity, acting through its Board of Directors, shall, in accordance with the OGCL and its Articles of Incorporation and Code of Regulations, promptly and duly call, give notice of, convene and hold a special shareholders' meeting (the "Shareholders' Meeting") as soon as practicable following the date upon which the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, for the purpose of approving this Agreement and the transactions contemplated hereby. Subject only to the provisions of Section 7.8, at the Shareholders' Meeting and in any proxy materials used in connection with the meeting:

         (a the Board of Directors of Fidelity shall recommend that its shareholders vote for approval of this Agreement, subject only to the fiduciary obligations of the Board of Directors, the receipt of a fairness opinion from its financial advisor, Sandler O'Neill & Partners, L.P., received immediately prior to the effectiveness of the Registration Statement and review of the Registration Statement;

         (b Fidelity shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Agreement and the Mergers and to secure a quorum at the Shareholders' Meeting;

         (c Fidelity shall use its best efforts to secure the vote of shareholders required by Fidelity's Articles of Incorporation and Code of Regulations to approve this Agreement and the Mergers.

         In addition, within fifteen (15) days of the execution of this Agreement, Fidelity shall use its best efforts to obtain from all of the Fidelity directors and executive officers holding Fidelity Common Shares written undertakings in form and substance satisfactory to PFGI and Provident Bank that each officer and director shall agree to cast his or her shares in favor of approving this Agreement and the Mergers.

         Section 4.4 Consents to Contracts and Leases. Fidelity, Fidelity Acquisition and Centennial shall use their respective best efforts to obtain all necessary consents with respect to all interests of Fidelity and its Subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Mergers, including, but not limited to any landlord approvals required in Section 6.1(l).

         Section 4.5 Consummation of Agreement. Fidelity, Fidelity Acquisition and Centennial shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement as promptly as possible and to effect the Mergers and the other transactions contemplated hereby expeditiously in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Fidelity and its Subsidiaries with the business and operations of PFGI and its Subsidiaries. Fidelity, Fidelity Acquisition and Centennial shall furnish to PFGI and Provident Bank in a timely manner, all information, data and documents in the possession of Fidelity and its Subsidiaries requested by PFGI as may be required to obtain any necessary regulatory or other approvals of the Mergers and to file the Registration Statement with the SEC relating to the PFGI Common Shares to be issued to the shareholders of Fidelity pursuant to this Agreement and shall otherwise cooperate fully with PFGI and Provident Bank to carry out the purpose and intent of this Agreement. Fidelity shall diligently review its activities and operations to ascertain and report to PFGI within twenty (20) days after execution of this Agreement whether Fidelity or any of its Subsidiaries is engaged in any activity or has any equity investment that is prohibited by the Federal Reserve Board or the BHCA or which is not listed at 12 C.F.R. 225.25, or that would be impermissible for PFGI or Provident Bank by the BHCA or by rule or regulation of a Regulatory Agency upon consummation of the Mergers.

         Section 4.6       Employee Benefit Plans.

         (a Centennial ESOP. (i) Fidelity is authorized to take all steps appropriate to terminate the Centennial Bank Employee Stock Ownership Plan ("Centennial ESOP") effective as of the Effective Time and to request that the IRS issue a determination letter to the effect that termination of the Centennial ESOP, the allocation and disposition of its assets as described in
Section 4.6(a)(ii) and the distribution of participants' account balances will not affect the Centennial ESOP's status as a tax-qualified retirement plan. This determination letter request will be filed with the IRS not later than six weeks after the date action is taken to terminate the Centennial ESOP (or as soon a possible after the action is taken). Fidelity will make no additional contributions to the Centennial ESOP after the date of this Agreement, except for contributions that are consistent with prior levels and rates of contributions.

                  (ii All Fidelity Common Shares held by the Centennial ESOP Trustee at the Effective Time, including those allocated to Centennial ESOP participants' accounts ("Allocated Shares"), any forfeited shares then pending reallocation to participants' accounts ("Forfeited Shares") and those subject to a security interest granted in connection with any outstanding loan ("Pledged Shares") will be exchanged by the Centennial ESOP Trustee for PFGI Common Shares at the Per Share Consideration in accordance with this Agreement. The PFGI Common Shares received by the Centennial ESOP will be credited to Centennial ESOP participants' accounts as provided by the Centennial ESOP's terms, to the extent that they represent shares received in exchange for Allocated or Forfeited Shares or will be substituted for the Pledged Shares, to the extent that they represent shares received in exchange for Pledged Shares ("Pledged PFGI Shares"). To the extent that cash held in the Centennial ESOP Trust is insufficient to retire the loan, the Centennial ESOP Trustee will (A) sell Pledged PFGI Shares to the extent needed to retire the loan and (B) repay the loan. Any Pledged PFGI Shares remaining in the Centennial ESOP trust after the loan is repaid will be allocated to participants' accounts as provided by the Centennial ESOP. The allocation procedure will be fully described in the determination letter request referred to above in Section 4.6(a)(i). If the IRS issues a determination letter with respect to that application, the allocation will be made as described in the application. If the IRS refuses to issue a determination letter with respect to that application, the allocation will be made on another basis on which the IRS approves and issues a determination letter. Notwithstanding any other provision in this Agreement to the contrary, the Centennial ESOP participants shall not be eligible to receive an allocation of benefits under the employee stock ownership contribution portion of The Provident Financial Group, Inc. Retirement Plan until January 1, 2001.

         (b Other Fidelity Employee Plans. (i) Except as provided in Section 4.6(a), through the Effective Time, Fidelity will continue to administer the Fidelity Employee Plans consistent with their terms and the requirements imposed by the Code and ERISA, including admitting new employees as they becomes eligible, accepting and depositing all employee contributions and deferrals, calculating and remitting all Fidelity contributions, reviewing claims for benefits and distributing plan benefits. However, without the prior written consent of PFGI, which shall not be unreasonably withheld or delayed, Fidelity will not (A) amend the Fidelity Code ss.401(k) Plan in any respect, other than amendments that may be required to ensure that the plan continues to meet applicable legal standards or (B) make any benefit payments, other than payments arising in the normal administration of the plans or (C) except as set forth in
Section 4.6(a)(ii), make any contributions to the Fidelity Employee Plans after the date of this Agreement except for contributions that are consistent with prior levels and rates of contribution. Also, and except as provided in Section 4.6(a) or as a consequence of the action taken under Section 4.6(b)(ii), Fidelity will take no action that will accelerate any participant's vesting in benefits earned under any Fidelity Employee Plan.

                  (ii If PFGI so requests (and except as otherwise provided in any other section of this Agreement), Fidelity and its Subsidiaries will amend any Fidelity Employee Plan to (A) cease further benefit accruals and (B) to limit participation to the Fidelity employees then participating in the Fidelity Employee Plan. The effective date of this action will be as of the Effective Time. However, Fidelity's obligation under this subsection will arise only if (C) PFGI's request is given in writing, specifying the plan to be amended and the effective date of this action and (D) that action can be taken without affecting any benefits accrued by participants to the effective date the plan is to be amended.

                  (iii After the Effective Time, PFGI will assume responsibility for maintenance and administration of the Fidelity Employee Plans that
         (A) have not been terminated before the Effective Time or (B) have been terminated before the Effective Time but their assets not distributed before the Effective Time. Also, PFGI will be responsible for all residual acts (such as filing annual reports) associated with Fidelity Employee Plans that were terminated before the Effective Time, whether or not their assets were distributed before the Effective Time, and for completing the disposition of the Centennial ESOP as described in
         Section 4.6(a).

         (c Discretionary Acts. With respect to any Fidelity Employee Plans that provide for the allocation or vesting of benefits, there shall be no discretionary acceleration of any such allocation or vesting without PFGI's consent whether or not such discretionary acceleration of such allocation or vesting is permitted under the terms of the Fidelity Plan; provided that a Fidelity Employee Plan which pursuant to its terms provides for an acceleration of any allocation or vesting upon a change of control of Fidelity shall not be deemed to involve a discretionary acceleration and such allocation or vesting thereunder, as the case may be, shall accelerate as of the Effective Time.

         (d Determination Letters. Within six weeks of the date of the Agreement (or as soon as possible after that date), Fidelity and its Subsidiaries will file an application with the IRS to the effect that the Fidelity ss.401(k) Plan complies with all applicable requirements imposed by Code ss.401(a). Within the period described in Section 4.6(a) a similar application will be made with respect to the termination of the Centennial ESOP.

         Section 4.7 Access to Information. Fidelity and its Subsidiaries shall permit PFGI and Provident Bank reasonable access in a manner which shall avoid undue disruption or interference with Fidelity's and its Subsidiaries' normal operations to their operations and premises and shall disclose and make available to PFGI and Provident Bank all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (except for matters covered by the attorney-client privilege), Fidelity Employee Plans, and any other business activities or prospects. Fidelity and its Subsidiaries shall provide notice of and permit a representative of PFGI and/or Provident Bank to attend all meetings of the Board of Directors and committees thereof; provided, however, that the Boards of Directors may exclude such representative from attending any deliberations during which the Boards may discuss a Competing Transaction. PFGI shall hold any such information which is nonpublic in confidence in accordance with the confidentiality provisions hereof.

         Section 4.8 Plan of Merger. Upon request, Fidelity and its Subsidiaries shall enter into a separate plans of merger or articles of merger or certificates of merger reflecting the terms hereof for purposes of any filing requirement of the OGCL or any other federal or state law.

         Section 4.9 Cooperation. PFGI will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the FDIC, the OTS, the Ohio Division of Financial Institutions, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws related to the registration and issuance of the shares of PFGI to be issued to the shareholders of Fidelity in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Fidelity and its Subsidiaries, to be paid by PFGI and the fee for any filing under the HSR Act shall be divided equally between Fidelity and PFGI), and any other laws applicable to the transactions provided for in this Agreement. PFGI shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this Agreement and to secure all such approvals. Fidelity and its Subsidiaries agree that they will, as promptly as practicable after request and at their own expense, provide PFGI with all information and documents concerning Fidelity and its Subsidiaries as shall be required in connection with preparing any applications, registration statements and other documents which are to be prepared and filed by PFGI and in connection with regulatory approvals required to be obtained by PFGI hereunder. PFGI agrees that it will, as promptly as practicable after request and at its own expense, provide Fidelity and its Subsidiaries with all information and documents concerning PFGI and its Subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Fidelity or its Subsidiaries in connection with approvals required to be obtained by Fidelity or its Subsidiaries hereunder. Prior to filing such applications, statements, or other documents with the applicable governmental agency, Fidelity and its Subsidiaries shall provide at least five (5) days prior to the filing date, copies thereof to PFGI. Fidelity and its Subsidiaries shall cooperate with PFGI and Provident Bank in the preparation and filing of applications for the closure of certain branch operations of Fidelity, so that any branch closures contemplated by PFGI can be promptly approved by the applicable Regulatory Agencies and permitted to occur immediately after the Effective Time.


                                    ARTICLE 5

                      AGREEMENTS OF PFGI AND PROVIDENT BANK

         Section 5.1       Regulatory Approvals; Other Agreements.

         (a) PFGI and Provident Bank shall file all regulatory applications required in order to consummate the Mergers, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions and any premerger notification to the U.S. Department of Justice required under the HSR Act. PFGI shall keep
Fidelity reasonably informed as to the status of such applications and/or waiting periods and make available to Fidelity for review prior to filing with the applicable Regulatory Agencies from time to time copies of such applications and any supplementally filed materials.

         (b) Neither PFGI nor Provident Bank shall, between the date hereof and the Effective Time, commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a material adverse effect on PFGI and its Subsidiaries, taken as whole.

         (c) Neither PFGI nor Provident Bank shall, between the date hereof and the Effective Time, affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code.

         (d) Neither PFGI nor Provident Bank shall, without the prior written consent of Fidelity, engage in any transaction or take any action that would render untrue any of the representations and warranties of PFGI and Provident Bank contained in Article 3 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         (e) PFGI shall promptly notify Fidelity in writing of the occurrence of any matter or event known to and directly involving PFGI or Provident Bank, which would not include any changes in conditions that affect the banking industry generally, that would have a material adverse effect on PFGI or any of its Subsidiaries, taken as whole.

         Section 5.2 Breaches. PFGI and Provident Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Fidelity and use its best efforts to prevent or promptly remedy the same.

         Section 5.3 Consummation of Agreement. PFGI and Provident Bank shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. PFGI acknowledges that it is not required to submit this Agreement to a vote of its shareholders and, while it may be permitted to do so, that it will not submit this Agreement to its shareholders for approval.

         Section 5.4 Employee Benefits. PFGI and/or Provident Bank shall, with respect to each employee of Fidelity and its Subsidiaries at the Effective Time who shall continue in employment with PFGI or Provident Bank or their respective

Subsidiaries (each a "Continued Employee"), provide the benefits described in this Section 5.4. Subject to the right of subsequent amendment, modification or termination in PFGI's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of PFGI, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, severance plans (provided, however, that (i) any employee of Fidelity and its Subsidiaries who is a party to a written employment or severance agreement providing for separate severance benefits shall be entitled only to the benefits provided for in such agreement and (ii) an employee shall be deemed "severed" if he or she voluntarily terminates his or her employment as a result of either being required to relocate more than 15 miles (for non-exempt employees) or 30 miles (for exempt employees) from the current location of his or her employment or as a result of receiving a reduction in the level of his or her salary or hourly rate of compensation) or other employee benefit or fringe benefit programs that may be in effect generally for employees of PFGI's Subsidiaries (the "PFGI Employee Plans"), to the extent (if any) that a Continued Employee otherwise may satisfy the eligibility requirements and, if required, selected for participation therein under the terms thereof. PFGI shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under any Fidelity Employee Plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. All such participation shall be subject to such terms of such PFGI Employee Plans as may be in effect from time to time and this
Section 5.4 is not intended to give Continued Employees any rights or privileges superior to those of other employees of PFGI's Subsidiaries (except as provided in the following sentence with respect to credit for past service). PFGI and/or Provident Bank may terminate or modify all Fidelity Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and PFGI's obligation under this Section 5.4 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, PFGI shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any PFGI Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Fidelity and its Subsidiaries and their predecessors. PFGI shall be entitled to provide benefits to the Continued Employees under the terms of existing Fidelity Employee Plans (instead of PFGI Employee Plans) for a period of time after the Effective Time which PFGI, in its discretion, determines appropriate to the termination of the Fidelity Employee Plans or the integration of the Fidelity Employee Plans into the PFGI Employee Plans.

         Section 5.5 Advisory Board. PFGI shall take such corporate action as is necessary to establish an Advisory Board comprised of the nine (9) non-employee members of the Centennial Board of Directors. The Advisory Board shall serve in an adjunct capacity to the Board of Directors of PFGI to advise PFGI on issues which may arise concerning the business of Centennial and the transition of the Centennial organization and business to Provident Bank. Those individuals who agree to serve as members of the Advisory Board shall serve in such capacity for a period of two (2) years following the Closing Date and each shall be compensated on a monthly basis at the rate of Nine Hundred Dollars ($900.00) per month. Each member of the Advisory Board shall agree to enter into a written agreement providing in substance that, during his or her tenure as a member of the Advisory Board, such individual shall not solicit the services of any of the employees and shall not, for the sale of any products or services, solicit any customers of Fidelity, either directly or indirectly, as an officer, director, employee or more than Five Percent (5%) shareholder in the banking, investment or financial products business.

         Section 5.6 Director and Officer Matters. Effective as of the Effective Time, PFGI shall cause to be issued one or more policies of insurance, or provide for coverage under the existing policies of one or more of the parties to this Agreement, for all of the current directors and officers of Fidelity and its Subsidiaries, for the acts and omissions of such directors and officers occurring in their respective capacities as such prior to the Effective Time, and for a period of three (3) years from the Effective Time, providing liability insurance coverage on substantially the same terms and conditions as presently provided for the benefit of the directors and officers of Fidelity and its Subsidiaries under their respective existing directors' and officers' liability insurance policies, but only to the extent that such insurance may be purchased or kept in force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. The cost of such insurance shall be considered commercially reasonable so long as it does not exceed 200% of the costs currently paid for such coverage by Fidelity. Proof of such insurance shall be furnished to any of the former directors and officers of Fidelity and its Subsidiaries upon request. PFGI and Provident Bank agree that all rights to indemnification that the directors and officers of Fidelity and its Subsidiaries and PFGI have pursuant to the Articles of Incorporation, Code of Regulations or similar charter documents of Fidelity and its Subsidiaries and PFGI, or under applicable law, shall survive the Mergers and shall continue in full force and effect. In the case of any former officer or director of Fidelity or any of its Subsidiaries or any of their constituent predecessor corporations who is not an officer or director as of the date hereof, and who is entitled to and is currently receiving the benefits of any existing contractual arrangement with Fidelity or any of its Subsidiaries providing benefits similar to those set forth in this Section, PFGI shall be obligated to honor the terms and conditions of any such prior contractual arrangement.

         Section 5.7 Access to Information. PFGI shall permit Fidelity reasonable access in a manner which shall avoid undue disruption or interference with PFGI' s normal operations to its properties and shall disclose and make available to Fidelity all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in furtherance of the transactions contemplated by this Agreement. Fidelity shall hold any such information which is nonpublic in confidence in accordance with the confidentiality provisions hereof.

         Section 5.8 Employment Agreements. The executive officers of Fidelity and Centennial and certain other employees are parties to employment or severance agreements, all of which are listed in Section 2.13 of the Disclosure Schedule, pursuant to which each of them shall be entitled, under certain circumstances, to payments in connection with a termination of employment resulting from a "change in control" transaction. PFGI and Provident Bank expressly acknowledge the validity and enforceability of these employment agreements and agree to honor the terms thereof following the Effective Time. PFGI expressly agrees to honor the terms of the Glenway Loan and Deposit Bank Incentive Plan in which Robert Sudbrook is the sole participant (with the references to Fidelity and to options in Fidelity Common Shares being appropriately changed to PFGI and PFGI Common Shares in the manner described in
Section 1.6 hereof). PFGI also agrees to enter into a new consulting agreement with Robert Sudbrook, on mutually acceptable terms, including the continuation of his same level of salary for a period of eighteen (18) months. As a part of such consulting agreement, PFGI also agrees to grant Robert Sudbrook options to acquire 10,000 PFGI Common Shares at an exercise price equal to the closing price of PFGI Common Shares on the Closing Date.


                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

         Section 6.1 Conditions to Obligations of PFGI and Provident Bank. The obligations of PFGI and Provident Bank to effect the Mergers shall be subject to the satisfaction (or waiver by PFGI and Provident Bank) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by Fidelity and its Subsidiaries in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

         (b) Fidelity and its Subsidiaries shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement, including, but not limited to, obtaining the approvals of Fidelity's officers and directors as provided in Section 4.3 hereof;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal;

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Mergers by the shareholders of each party hereto, required by law or any Regulatory Agency for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of PFGI reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to PFGI and its shareholders as to render inadvisable the consummation of the Mergers (any such condition, requirement or restriction, a "Burdensome Condition");

         (e) PFGI and Provident Bank shall have received all documents required by this Agreement to be received, on or prior to the Closing Date, all in form and substance reasonably satisfactory to PFGI;

         (f) The Mergers shall qualify as a "pooling of interests" for accounting purposes if closed and consummated in accordance with this Agreement and PFGI and Provident Bank shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, LLP, its independent public accountants, to such effect;

         (g) As soon as practicable after the execution of this Agreement, PFGI and Provident Bank shall have received an executed Pooling Affiliate Letter in the form of Exhibit 6.1(g) from Fidelity's executive officers and directors (or so many of them as PFGI may require to ensure that the Mergers shall qualify as a "pooling of interests" for accounting purposes);

         (h) PFGI and Provident Bank shall have received an opinion of its counsel, Keating, Muething & Klekamp, P.L.L., to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement (i) the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of Outstanding Fidelity Shares upon receipt of PFGI Common Shares as a part of the Merger Consideration, (iii) the basis of PFGI Common Shares received by the shareholders of Fidelity shall be the same as the basis of Fidelity Common Shares exchanged therefor, and (iv) the holding period of the PFGI Common Shares received by such shareholders shall include the holding period of the Fidelity Common Shares exchanged therefor, provided such shares were held as capital assets as of the Effective Time;

         (i) PFGI shall have received the unaudited consolidated balance sheets of Fidelity and Subsidiaries as of September 30, 1999, and related consolidated income, changes in stockholders' equity and cash flows for the quarter ended September 30, 1999, together with the consolidating statements and notes thereto, and the unaudited consolidated balance sheets of Fidelity and
Subsidiaries and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for each month prior to the Effective Time, and, to the extent that the Closing occurs after the completion of Fidelity's financial statements for the year ended December 31, 1999, either (i) the audited (if available or practicable to complete) or
(ii) the unaudited consolidated balance sheets of Fidelity and its Subsidiaries as of December 31, 1999, and related consolidated income, changes in stockholders' equity and cash flows for the year ended December 31, 1999, together with the consolidating statements and notes thereto (all such financial statements being collectively referred to as the "Pre-Closing Financial Statements"), in each instance prepared on a basis consistent with prior periods and in accordance with generally accepted accounting principles;

         (j) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall reflect stockholders' equity, as of the Closing Date, of not less than Ninety-Seven Million Six Hundred Five Thousand Dollars ($97,605,000) (disregarding, however, fees and expenses of legal counsel to Fidelity and its Subsidiaries related to the Mergers, investment banking fees paid to Sandler O'Neill & Partners, L.P., proxy preparation and printing expenses, change in control payments to executive officers, expenses incurred in fulfilling Fidelity's obligations under Section 8.19 hereof, and other expenses incurred in connection with the transactions contemplated by this Agreement or similar impact to equity as a result of the application of FASB 115);

         (k) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall reflect sufficient total capital of Centennial in order to continue to meet the regulatory standards and requirements established by the Ohio Division of Financial Institutions for minimum reserve and net worth;

         (l) PFGI shall have entered into and received originally-executed agreements, in form and substance satisfactory to PFGI, with John R. Reusing, Robert R. Sudbrook and Joseph D. Hughes, providing in substance that each such individual shall not, either directly or indirectly, in any capacity, including but not limited to, as an officer, director, employee, or more than Five Percent (5%) shareholder of any business that provides banking, investment or financial services:

                  (i) for a period of two (2) years from the later of (A) the Closing Date or (B) if such individual becomes employed by PFGI or Provident Bank following the Mergers, the date of termination of such individual's employment, solicit any customers of Fidelity or Centennial for the purpose of selling any banking, investment or financial services or products; and

                  (ii) for a period of six (6) months from the later of (A) the Closing Date or (B) if such individual becomes employed by PFGI or Provident Bank following the Mergers, the date of termination of such individual's employment, hire or attempt to hire any of the employees of Fidelity or Centennial.

         (m) PFGI shall have received written confirmation in form and substance satisfactory to it from all of the landlords of Fidelity and its Subsidiaries that, after the Closing and the consummation of the Mergers, the terms of the agreements between Fidelity and its Subsidiaries and their landlords, will permit continuation of activities on such leased premises as presently conducted and the operation of branches and ATMs of Provident Bank on all leased premises at which a Centennial branch is currently operated, except where (A) the failure to obtain such confirmation is not reasonably expected to have a material adverse effect and (B) an opinion of counsel or other reasonable assurance is furnished to PFGI to the effect that the activities on such leased premises may continue after the Effective Time without PFGI or its Subsidiaries being in breach of the subject lease; and

         (n) PFGI shall have had an opportunity to have experts designated by PFGI review the computer systems, software and other operations of Fidelity and its Subsidiaries, and PFGI shall have received confirmation from such experts, not later than October 1, 1999 and reasonably satisfactory to PFGI, that all of the hardware, software and other systems owned or used by Fidelity and its Subsidiaries and material to their business are Year 2000 Compliant.

         (o) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall report that the deposit accounts of Centennial (which for purposes of this Section are adjusted to exclude non-retail deposits, that is, brokered deposits, commercial accounts, custodial accounts, public funds and internal operating accounts) as of such date are at least the lesser of: (1) Ninety-Five Percent (95%) of the amount of such deposit accounts, as so adjusted, on August 31, 1999, or (2) if the deposit accounts at Provident Bank as of the end of the month prior to the Closing Date and computed in the same manner as stated above are less than such deposit accounts at Provident Bank, as so adjusted, on August 31, 1999, the percentage reduction of such deposit accounts at Centennial does not exceed the percentage reduction of such deposit accounts at Provident Bank; provided, however, that Centennial shall pay rates on deposit accounts comparable to rates for similar types, amounts and maturities of deposit accounts paid by its competitors in Centennial's deposit market as reported in the Ratewatch Premium Report for the Cincinnati Region or other similar publication.

         Section 6.2 Conditions to Obligations of Fidelity and its Subsidiaries. The obligations of Fidelity and its Subsidiaries to effect the Mergers shall be subject to the satisfaction (or waiver by Fidelity and its Subsidiaries) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by PFGI and Provident Bank in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

         (b) PFGI and Provident Bank shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

         (c) No Injunction preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal;

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Mergers by the shareholders of the parties hereto, required by law or any Regulatory Agency for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired;

         (e) PFGI shall have registered its shares of Common Stock to be issued to the Fidelity shareholders with the SEC pursuant to the Securities Act and with all applicable state securities authorities; the Registration Statement shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued; and the Provident Common Shares shall have been authorized for trading on the National Market System of NASDAQ upon official notice of issuance;

         (f) Fidelity and its Subsidiaries shall have received all documents required to be received from PFGI or Provident Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to Fidelity and its Subsidiaries;

         (g) Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of PFGI, Provident Bank and their Subsidiaries that would have a material adverse effect on PFGI, Provident Bank or their Subsidiaries, taken as a whole;

         (h) Fidelity shall have received the opinion of PFGI's counsel, addressed to Fidelity, contemplated by Section 6.1(h) hereof; and

         (i) Fidelity shall have received an opinion of Sandler O'Neill & Partners, L.P. to the effect that the consideration receivable upon consummation of the Mergers is fair from a financial point of view to the holders of Fidelity Common Shares, which opinion is expected by Fidelity to be received reasonably contemporaneously with the mailing of the proxy statement to the Fidelity shareholders.


                                    ARTICLE 7

                           TERMINATION OR ABANDONMENT

         Section 7.1 Mutual Agreement. This Agreement may be terminated by the mutual written agreement of PFGI and Fidelity at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of Fidelity and PFGI shall have been previously obtained.

         Section 7.2 Breach of Agreements. In the event that there is any breach in any of the representations and warranties or a breach of any of the agreements of any party hereto, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Holding Company Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

         Section 7.3 Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.2 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of Fidelity has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

         Section 7.4 Regulatory Approval Denial; Burdensome Condition. If any regulatory application filed pursuant to Section 5.1(a) hereof should be finally denied or disapproved by the respective Regulatory Agency, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by PFGI, as a condition for approval, shall not be deemed to be a denial or disapproval so long as PFGI diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of PFGI (hereinafter referred to as the "appeal") then the application shall be deemed denied unless PFGI prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. PFGI may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and PFGI shall deliver written notice of such determination to Fidelity not later than thirty (30) days after receipt by PFGI of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by PFGI, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by PFGI or the denial of such appeal by the appropriate Regulatory Agency).

         Section 7.5 Shareholder Approval Denial; Withdrawal/Modification of Board Recommendation. If this Agreement and the relevant transactions contemplated by this Agreement, including the Holding Company Merger, are not approved by the requisite vote of the shareholders of Fidelity at the Shareholders Meeting, then either party may terminate this Agreement. PFGI may terminate this Agreement (without prejudice to any recourse it may have against Fidelity) if Fidelity's Board of Directors shall have withdrawn or modified in any manner adverse to PFGI its approval or recommendation of this Agreement or the Holding Company Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

         Section 7.6 Regulatory Enforcement Matters. If, prior to the Effective Time, Fidelity or any of its Subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which might have a Material Adverse Effect on Fidelity, then PFGI may terminate this Agreement. If, prior to the Effective Time, PFGI or any of its Subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on PFGI, then Fidelity may terminate this Agreement.

         Section 7.7 Outside Closing Date. If the Closing Date does not occur on or prior to June 30, 2000, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

         Section 7.8 Termination for Materially Improved Offer. Fidelity may terminate this Agreement by written notice to PFGI and Provident Bank in accordance with this Section if the following conditions are satisfied:

         (a) An unsolicited offer to consummate a Competing Transaction is received by the Board of Directors of Fidelity at a price per share (or equivalent) higher than $21.00;

         (b) the Board of Directors of Fidelity determines in good faith, after taking into all other factors relevant to the Fidelity shareholders and based upon the written advice of its legal counsel and financial advisors that (i) the Competing Offer is materially better for the Fidelity shareholders than the benefits accorded the Fidelity shareholders under this Agreement, (ii) the failure to withdraw, modify or change its recommendation to approve this Agreement and the Mergers would cause the Board of Directors of Fidelity to breach its fiduciary duties to Fidelity's shareholders under applicable law, and
(iii) the Board of Directors should accept and recommend the Competing Transaction to the shareholders of Fidelity;

         (c) Fidelity proceeds to close the Competing Transaction on the terms of the unsolicited offer; and

         (d) contemporaneously with the closing of the Competing Transaction, Fidelity tenders with its written notice of termination to PFGI payment in full, in immediately available funds, of the cash-out option as provided for in the Stock Option Agreement between PFGI and Fidelity referred to in Section 8.20 hereof.

         Section 7.9 Upset Provision. Within three (3) business days after the Common Exchange Value is determined, Fidelity shall have the right, upon delivery of written notice to PFGI, to terminate this Agreement effective on the thirtieth (30th) day following such notice (the "Effective Termination Date") if the Final PFGI Value is less than Eighty-Five Percent (85%) of the Initial Exchange Value, unless the ratio of the Final PFGI Value to the Initial Exchange Value (the "PFGI Ratio") is greater than or equal to the number obtained by subtracting 0.15 from the ratio of the Final Index Price to the Initial Index Price (the "Index Ratio"), subject, however, to the following provisions.

         If Fidelity elects to exercise its termination right pursuant to this Section, it shall give prompt written notice thereof to PFGI; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five (5) day period commencing with its receipt of such notice, PFGI shall have the option to increase the consideration to be received by the holders of Fidelity Common Shares hereunder by adjusting the Per Share Consideration to the lesser of (i) a number which is equal to the Per Share Consideration times a fraction, the numerator of which is Eighty-Five Percent (85%) times the Initial PFGI Value and the denominator of which is the Final PFGI Value, and (ii) a number which is equal to the Per Share Consideration times a fraction, the numerator of which is the Index Ratio minus
0.15 and the denominator of which is the PFGI Ratio (the intent of which is to permit PFGI to increase the Per Share Consideration to such amount as would be sufficient to prevent Fidelity from becoming entitled to exercise its rights under the first sentence of this Section to terminate this Agreement). If PFGI so elects, it shall give, within such five (5) day period, written notice to Fidelity of such election and the revised Per Share Consideration, whereupon no termination shall be deemed to have occurred pursuant to this Section 7.9 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Per Share Consideration shall have been so modified).

         If the  number  of  shares of  common  stock of any  Index  Company  is materially changed as a result of a recapitalization, reclassification, subdivision, spinoff, splitup, exchange of shares or readjustment, or stock dividend taking effect after the Initial Index Price is determined and prior to the last trading day during which the Final Index Price is determined, then the closing prices for such common stock for purposes of determining the Initial Index Price and the Final Index Price shall be equitably adjusted (in the same manner as would apply to a Share Adjustment) so as to be comparable as of the dates on which such Initial Index Price and Final Index Price are determined.

         Section 7.10 Effect of Termination. A termination of this Agreement effected by written notice shall be without prejudice to the terminating party's rights to damages or to seek other recourse against one or more of the other parties hereto for any breach of this Agreement. If, however, this Agreement is terminated mutually by the parties, or if the transactions are not approved by all of the requisite Regulatory Agencies, or if a party is unable to satisfy a condition precedent to the consummation of the transactions through no fault of any party hereto, or if this Agreement is terminated as result of the application of Sections 7.7, 7.8 or 7.9, then this Agreement shall be of no further force or effect and the parties shall have no further obligations to each other except for such executory obligations (such as the return of information) as expressly survive the termination of this Agreement by the terms hereof. The agreements set forth in Section 8.2, 8.3, 8.4, 8.6 and 8.17 hereof shall survive the earlier termination of this Agreement.


                                    ARTICLE 8

                                     GENERAL

         Section 8.1       Disclosure Schedule.

         (a) Fidelity and its Subsidiaries have delivered to PFGI and Provident Bank a disclosure schedule (the "Disclosure Schedule"), certified by Fidelity and its Subsidiaries and delivered prior to the execution of this Agreement, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 2 hereof.

         (b) Fidelity and its Subsidiaries shall update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article 2 hereof which shall have arisen between the date hereof and the Closing Date, but any exceptions or other information subsequently disclosed shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.1(a) hereof shall have been satisfied.

         Section 8.2 Confidential Information. The parties acknowledge the general confidential and proprietary nature of the information which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Confidential information does not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the information shall be used solely for the purposes contemplated by this Agreement and that such information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

         Section 8.3 Publicity. PFGI and Fidelity shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Mergers and shall not issue any news release or make any other public disclosure prior to the Effective Time without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure. Subsequent to the Effective Time, PFGI shall have the exclusive right to issue news releases and other public disclosures concerning this Agreement and the Mergers.

         Section 8.4 Return of Documents. Upon termination of this Agreement without the Mergers becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and shall not retain any copies, extracts or other reproductions in whole or in part of such Information.

         Section 8.5 Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

         (a)      if to PFGI:

                  Provident Financial Group, Inc.
                  One East Fourth St.
                  Cincinnati, Ohio  45202
                  Attention:  Mark E. Magee, Vice President, General Counsel
                  Facsimile: (513) 763-8069



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


with a copy to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio  45202
                  Attention:  Timothy B. Matthews, Esq.
                  Facsimile:  (513) 579-6457

and

         (b)      if to Fidelity:

                  Fidelity Financial of Ohio, Inc.
                  5535 Glenway Avenue
                  Cincinnati, Ohio 45238
                  Attention: Robert R. Sudbrook, President and Chief Executive
                                Officer
                  Facsimile:  (513) 922-3024

with a copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  Suite 2100, Atrium Two
                  221 East Fourth Street
                  Cincinnati, Ohio 45202
                  Attention:  Terri R. Abare or Kate M. Molinsky
                  Facsimile:  513-723-4056

or to such other address as any party may from time to time designate by notice to the others.

         Section 8.6       Liabilities and Expenses.

         (a) If this  Agreement  is  terminated  pursuant to the  provisions  of
Article 7 hereof (except by reason of a breach of this Agreement as permitted by Section 7.2 or the failure of one party to satisfy a condition to Closing as a result of such party's actions or failure to act, as permitted by Section 7.3), no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise. If, however, this Agreement is terminated by a party pursuant to Section 7.2 by reason of a breach in any of the representations, warranties or covenants contained in this Agreement or pursuant to Section 7.3 by reason of the other party's failure to satisfy a condition to closing as a



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

result of such party's actions or failure to act, then the non-breaching party shall be entitled to recover damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation.

         (b) In the event that the Board of Directors of Fidelity fails to recommend to the shareholders of Fidelity approval of this Agreement and this Agreement is rejected by the shareholders of Fidelity at the Shareholders' Meeting, or in the event that no meeting of the shareholders of Fidelity is held on or before March 31, 2000, other than for reasons beyond the control of Fidelity, then, in either of such events, Fidelity shall pay to PFGI Five Million Dollars ($5,000,000) in immediately available federal funds (i) in the case of the disapproval by the shareholders of Fidelity of this Agreement where the Board of Directors of Fidelity has failed to recommend approval, such payment to be made within five days after the date of the Shareholders' Meeting, and (ii) if no Shareholders' Meeting is held by March 31, 2000, other than for reasons beyond the control of Fidelity, such payment to be made within five days after March 31, 2000.

         (c) In the event of any breach of this Agreement by Fidelity, Fidelity Acquisition or Centennial which (i) has given rise to a right of termination by PFGI pursuant to Section 7.2 of this Agreement, after the expiration of the applicable cure period provided in such Section, (ii) is volitional in nature (and thus within the control of Fidelity, Fidelity Acquisition or Centennial) and (iii) is materially adverse to the ability of the parties to consummate the transactions contemplated by this Agreement or has a Material Adverse Effect on any of the parties hereto, Fidelity shall pay to PFGI Five Million Dollars ($5,000,000) in immediately available federal funds, such payment to be made within five days after the date of written demand by PFGI.

         Section 8.7 Survival of Representations and Warranties. The representations and warranties contained herein shall expire at the Effective Time, provided, however, that no such representation or warranty shall be deemed to be terminated or extinguished so as to deprive PFGI or Fidelity (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PFGI or Fidelity, the aforesaid representations and warranties being material inducements to the consummation by PFGI and Fidelity of the transactions contemplated herein.

         Section 8.8 Entire Agreement. This Agreement constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

         Section 8.9 Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 8.10 Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger
Consideration contemplated by this Agreement to be received by shareholders of Fidelity and, provided, further, that after shareholder approval of this Agreement, if any such amendment or modification does not alter the amount or change the form of the Merger Consideration, no further action or approval by the shareholders of Fidelity shall be required. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         Section 8.11 Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its Subsidiaries.

         Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.12.

         Section 8.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity not a party to this Agreement (other than the shareholders of Fidelity, to the extent they are entitled to payment of the Merger Consideration) shall be deemed to be a third party beneficiary of this Agreement.

         Section 8.14 Severability. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

         Section 8.15 Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Ohio and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto; provided, however, that the merger or consolidation of PFGI shall not be deemed an assignment hereunder if PFGI is the surviving corporation in such merger or consolidation and the PFGI Common Shares shall thereafter continue to be publicly traded and issuable to the Fidelity shareholders pursuant to the terms of this Agreement.

         Section 8.16 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, an aggrieved party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

         Section 8.17 Objections under Antitrust Laws. Each of the parties hereto shall use its diligent efforts to resolve any objections to the Mergers which may be asserted by the Department of Justice or any private party or other governmental entity under any antitrust laws or regulations.

         Section 8.18 Current Information. During the period from the date of this Agreement to the Effective Time, each of the parties will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications that the foregoing may be contemplated), (iii) the institution or the threat of material litigation involving such party, and each agrees to keep the other promptly informed of the status of such events.

         Section 8.19 Integration of Operations. Subject to applicable laws, regulations and the requirements of Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of Fidelity and its Subsidiaries and their operations into and with PFGI's Subsidiaries and operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of branch operations, management information systems, financial and accounting operations, employee compensation and benefit matters, employee training and similar matters. Nothing in this Section shall be construed, however, to obligate the Board of Directors of Fidelity to take any action which would constitute a breach of its fiduciary duties to its shareholders.

         Section 8.20 Option Agreement. Within one (1) day of the execution of this Agreement, Fidelity and PFGI shall enter into a Stock Option Agreement in the form attached as Exhibit 8.20 providing for the grant of an option to PFGI to acquire 1,815,955 Fidelity Common Shares (which Fidelity represents shall constitute approximately 19.9% of the number of Outstanding Fidelity Shares), at a price equal to Fifteen and 75/100 Dollars ($15.75) per share.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                    FIDELITY FINANCIAL OF OHIO, INC.


                                    By:    /s/Robert R. Sudbrook
                                           Robert R. Sudbrook
                                           President and Chief Executive Officer


                                    FIDELITY ACQUISITION CORPORATION


                                    By:    /s/Robert R. Sudbrook
                                           Robert R. Sudbrook



                                    CENTENNIAL BANK


                                    By:    /s/Robert R. Sudbrook
                                           Robert R. Sudbrook
                                           President and Chief Executive Officer

                                    PROVIDENT FINANCIAL GROUP, INC.


                                    By:    /s/Robert L. Hoverson
                                           Robert L. Hoverson
                                           President and Chief Executive Officer

                                    THE PROVIDENT BANK


                                    By     /s/Robert L. Hoverson
                                           Robert L. Hoverson
                                           President and Chief Executive Officer































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